UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.      )

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

LIBERTY GLOBAL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 28, 2008

Dear Stockholder:

The 2008 Annual Meeting of Stockholders of Liberty Global, Inc. will be held at 10:00 a.m., local time, on June 12, 2008, at the Marriott Denver South at Park Meadows, 10345 Park Meadows Drive, Littleton, Colorado 80124, telephone number (303) 925-0004. At the annual meeting, you will be asked to consider and vote upon:

•

The “election of directors proposal”, a proposal to elect Michael T. Fries, Paul A. Gould, John C. Malone and Larry E. Romrell to serve as Class III members of our board of directors until the 2011 annual meeting of stockholders and until their successors are elected;

•	The “auditors ratification proposal”, a proposal to ratify the selection of KPMG LLP as our independent auditors for the year ending December 31, 2008; and

•	Such other proposals, if any, as may properly come before the annual meeting.

The accompanying proxy statement describes the annual meeting, the election of directors proposal, the auditors ratification proposal and related matters. Our board of directors has considered and approved both the election of directors proposal and the auditors ratification proposal described above and recommends that you vote “FOR” each of them.

This year, we are pleased to take advantage of the new Securities and Exchange Commission rule allowing companies to furnish proxy materials to their stockholders via the Internet. By using the new e-proxy process, we believe it will expedite stockholders’ receipt of proxy materials, reduce the environmental impact of our annual meeting and lower our costs. If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive printed copies of our proxy materials, unless your request them. The Notice of Internet Availability of Proxy Materials contains instructions on how to view our proxy materials and how to submit your vote via the Internet or by telephone.

Your vote is important, regardless of the number of shares you own. Whether or not you plan to attend the annual meeting, please vote as soon as possible to make sure that your shares are represented. You may vote via the Internet or by telephone. If you received a printed copy of your proxy materials, you may also vote by mail by signing, dating and returning your proxy card in the envelope provided.

Thank you for your continued support and interest in our company.

Sincerely,

Michael T. Fries

Chief Executive Officer and President

Liberty Global, Inc.

LIBERTY GLOBAL, INC.

Notice of Annual Meeting of Stockholders

to be Held June 12, 2008

NOTICE IS HEREBY GIVEN OF THE 2008 ANNUAL MEETING OF STOCKHOLDERS OF LIBERTY GLOBAL, INC., A DELAWARE CORPORATION (LGI), TO BE HELD AT 10:00 A.M., LOCAL TIME, ON JUNE 12, 2008, AT THE MARRIOTT DENVER SOUTH AT PARK MEADOWS, 10345 PARK MEADOWS DRIVE, LITTLETON, COLORADO 80124, TELEPHONE NUMBER (303) 925-0004, FOR THE FOLLOWING PURPOSES:

1.	To consider and vote upon a proposal (which we refer to as the election of directors proposal) to elect Michael T. Fries, Paul A. Gould, John C. Malone and Larry E. Romrell to serve as Class III members of our board of directors until the 2011 annual meeting of stockholders and until their successors are elected;

2.	To consider and vote upon a proposal (which we refer to as the auditors ratification proposal) to ratify the selection of KPMG LLP as our independent auditors for the year ending December 31, 2008; and

3.	To transact such other business as may properly be presented at the annual meeting.

All stockholders of LGI are cordially invited to attend. All stockholders of record of Liberty Global, Inc. Series A common stock, par value $.01 per share, Liberty Global, Inc. Series B common stock, par value $.01 per share, and Liberty Global, Inc. Series C common stock, par value $.01 per share, as of 5:00 p.m., Eastern time, on April 18, 2008, the record date for the annual meeting, are entitled to notice of the annual meeting or any adjournment thereof, but only stockholders of record of Series A common stock or Series B common stock as of the record date are entitled to vote at the annual meeting or any adjournment thereof. A plurality of the affirmative votes of the shares of our Series A common stock and Series B common stock outstanding on the record date that are present at the annual meeting, in person or by proxy, and entitled to vote, voting together as a single class, is required to elect Messrs. Fries, Gould, Malone and Romrell as Class III members of our board of directors pursuant to the election of directors proposal. The affirmative vote of the holders of at least a majority of the combined voting power of the shares of our Series A common stock and Series B common stock outstanding on the record date that are present at the annual meeting, in person or by proxy, and entitled to vote, voting together as a single class, is required to approve the auditors ratification proposal. A list of stockholders entitled to vote at the annual meeting will be available at our offices at 12300 Liberty Boulevard, Englewood, Colorado 80112, for review by any LGI stockholder, for any purpose germane to the annual meeting, for at least 10 days prior to the annual meeting.

We describe the proposals to be considered at the annual meeting in more detail in the accompanying proxy statement. We encourage you to read the proxy statement in its entirety before voting.

The Board of Directors has approved each of the proposals and recommends that the stockholders entitled to vote at the annual meeting vote “FOR” the proposals presented in the enclosed proxy statement.

Your vote is important, regardless of the number of shares you own. To make sure your shares are represented at the annual meeting, please vote as soon as possible, whether or not you plan to attend the annual meeting. You may vote by proxy in any one of the following ways:

•	Vote over the Internet at www.proxyvote.com;

•	Vote by telephone at 1-800-690-6903 if you reside in the United States, Canada or Puerto Rico; or

•

Request a proxy card by following the instructions in the Notice of Internet Availability of Proxy Materials, and indicate your vote by completing, signing, dating and promptly returning the proxy card in the postage-paid envelope provided. It requires no postage if mailed in the United States.

If you vote via the Internet or by telephone, your vote must be received by 11:59 p.m., Eastern time, on June 11, 2008. You may revoke your proxy in the manner described in the accompanying proxy statement. If you attend the annual meeting, you may vote your shares in person even if you have previously submitted a proxy.

By Order of the Board of Directors,

Elizabeth M. Markowski Secretary

Englewood, Colorado

April 28, 2008

WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE ANNUAL MEETING, PLEASE VOTE VIA THE INTERNET OR TELEPHONE AS PROMPTLY AS POSSIBLE. ALTERNATIVELY, REQUEST A PAPER PROXY CARD TO COMPLETE, SIGN AND RETURN BY MAIL.

i

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LIBERTY GLOBAL, INC.

12300 Liberty Boulevard

Englewood, Colorado 80112

PROXY STATEMENT

We are furnishing this proxy statement to holders of record as of 5:00 p.m., Eastern time, on April 18, 2008, of shares of Series A common stock or Series B common stock, each $.01 par value per share, of Liberty Global, Inc., a Delaware corporation (LGI), in connection with the solicitation of proxies by our board of directors for use at our 2008 annual meeting of stockholders or at any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This proxy statement is also being furnished to holders of shares of our Series C common stock, par value $.01 per share, for informational purposes only.

Pursuant to the new rules and regulations promulgated by the Securities and Exchange Commission, instead of mailing a printed copy of our proxy materials, including the form of proxy card, and our annual report, to each stockholder of record, we are now furnishing our proxy materials and annual report to our stockholders on the Internet. If you received a Notice of Internet Availability of Proxy Materials (the Notice) by mail, you will not receive a printed copy of the proxy materials or annual report, unless specifically requested. The Notice will instruct you as to how you may access and review the information in the proxy materials and how you may submit your proxy over the Internet or by telephone. If you received a Notice by mail and would like to receive a printed copy of our proxy materials and annual report, please follow the instructions for requesting such materials included in the Notice.

Time and Place; Purposes

The annual meeting will be held at 10:00 a.m., local time, on June 12, 2008, at the Marriott Denver South at Park Meadows, 10345 Park Meadows Drive, Littleton, Colorado 80124, telephone number (303) 925-0004. At the annual meeting, holders of our Series A shares and Series B shares will be asked to consider and vote upon the following proposals: (a) the election of four directors to serve as Class III members of our board of directors until the 2011 annual meeting of stockholders and, in each case, until their successors are elected (the election of directors proposal); (b) the ratification of the selection of KPMG LLP to serve as our independent auditors for the fiscal year ending December 31, 2008 (the auditors ratification proposal); and (c) any other business that may properly come before the annual meeting. At the present time, we know of no other matters that will be presented at the annual meeting.

The annual meeting may be adjourned to another date, time or place for proper purposes, including for the purpose of soliciting additional proxies.

It is anticipated that the Notice is first being mailed to our stockholders on or about April 29, 2008. The proxy materials, including the form of proxy, relating to the 2008 annual meeting of stockholders are first being made available to stockholders on or about April 29, 2008.

Voting Rights; Record Date

Our Board has fixed 5:00 p.m., Eastern time, on April 18, 2008, as the record date for the determination of holders of our Series A shares, Series B shares and Series C shares entitled to receive notice of our annual meeting or any adjournment thereof. Only holders of record of our Series A shares or our Series B shares as of the record date are entitled to vote at our annual meeting. As of the record date, we had outstanding and entitled to vote at the meeting 163,102,466 Series A shares and 7,228,542 Series B shares. Our Series A shares and

Series B shares are our only voting stock and vote together as a single class on all matters, except where otherwise required by the Delaware General Corporation Law or our Restated Certificate of Incorporation. Each Series A share has one vote and each Series B share has ten votes on each matter on which holders of shares of such series are entitled to vote at the meeting. We also had outstanding as of the record date 159,691,188 Series C shares, which are non-voting, except where otherwise required by the Delaware General Corporation Law or our Restated Certificate of Incorporation.

As of the record date for the annual meeting, we had 2,541 record holders of Series A shares and 126 record holders of Series B shares. Such amounts do not include the number of stockholders whose shares are held of record by banks, brokers or other nominees, but include each such institution as one holder.

The presence, in person or by proxy, of the holders of a majority of the combined voting power of our outstanding Series A shares and Series B shares entitled to vote is necessary to constitute a quorum at the annual meeting. The directors are elected by a plurality of the affirmative votes of our Series A shares and Series B shares, voting together as a single class, that are entitled to vote and are voted in person, or by proxy, at the annual meeting. By way of illustration, if there are three vacancies then the three director nominees receiving the most votes will fill the vacancies. The affirmative vote of the holders of at least a majority of the combined voting power of our Series A shares and Series B shares, voting together as a single class, that are entitled to vote and that are present in person, or by proxy, at the annual meeting, is required to approve the auditors ratification proposal.

With respect to the election of directors proposal, our stockholders may vote in favor of the nominees, may withhold their vote for the nominees, or may withhold their vote as to specific nominees. With respect to the auditors ratification proposal, our stockholders may vote in favor of or against such proposal or may abstain from voting with respect to such proposal.

Proxies

Voting of Proxies

All Series A shares and Series B shares properly voted via the Internet or by telephone at or prior to 11:59 p.m., Eastern time, on June 11, 2008, and all shares represented by properly executed proxies received prior to or at the annual meeting and, in each case, not revoked, will be voted in accordance with the instructions so provided. If no specific instructions are given with respect to the matters to be acted upon at the annual meeting, Series A shares and Series B shares represented by a properly executed proxy will be voted “FOR” each of the nominees named in the election of directors proposal and “FOR” the auditors ratification proposal. The election of directors proposal and the auditors ratification proposal are the only matters scheduled to be acted upon at the annual meeting. As to any other matter, which may properly come before the annual meeting, the persons named in the proxy card will vote thereon in accordance with their best judgment. In the event there is a proposal to adjourn or postpone the annual meeting, the persons named in the proxy card will have discretion to vote on such proposal, unless the proposal is to adjourn or postpone the annual meeting for the purpose of soliciting additional proxies.

A properly submitted proxy marked “ABSTAIN,” although counted for purposes of determining whether there is a quorum and for purposes of determining the aggregate voting power and number of shares represented and entitled to vote at the meeting, will not be voted and, with respect to the auditors ratification proposal or any other proposal not involving the election of directors, will have the same effect as a vote cast against the proposal to which such instruction applies.

Shares represented by “broker non-votes” (i.e., shares held by brokers or nominees that are represented at the meeting but with respect to which the broker or nominee is not empowered to vote on a particular proposal) will also be counted for purposes of determining whether there is a quorum at the meeting but will be deemed shares not entitled to vote and will not be included for purposes of determining the aggregate voting power and number of shares represented and entitled to vote on a particular proposal.

If you hold your shares in the name of a broker, bank or other nominee, you should follow the instructions provided by your broker, bank or other nominee when voting your Series A shares and Series B shares or when granting or revoking a proxy.

Voting by Participants in our 401(k) Plans

If you hold shares through your account in our 401(k) Savings and Stock Ownership Plan (401(k) Plan), the trustee is required to vote your shares as you specify or, if you do not specify how to vote your shares, the trustee is required to vote your shares in the same proportion on each matter as it votes all shares in our 401(k) Plan as to which voting instructions were properly provided. To allow sufficient time for the trustee to vote your shares, your voting instructions must be received by 5:00 p.m., Eastern time, on June 9, 2008. If you hold shares through your account in the Liberty Global 401(k) Savings Plan—Puerto Rico, which plan is for employees of our indirect subsidiary Liberty Cablevision of Puerto Rico Ltd., your shares will be voted as you specify. To vote such shares, please follow the instructions provided by the trustee for such plan. The voting instructions for the Puerto Rico plan must be received by the trustee for such plan by 5:00 p.m., Eastern time, on June 6, 2008.

Revoking a Proxy

You may revoke your proxy at any time prior to its use by delivering a signed notice of revocation or a later dated signed proxy or by attending the meeting and voting in person. Attendance at the annual meeting will not in itself constitute the revocation of a proxy. Any written notice of revocation or subsequent proxy should be sent or hand delivered so as to be received at Liberty Global, Inc., Attention: Secretary, 12300 Liberty Boulevard, Englewood, Colorado 80112, at or before the start of the annual meeting. Any revocation of votes submitted via the Internet or by telephone may be submitted, by the same method as the corresponding votes, not later than 11:59 p.m., Eastern time, on June 11, 2008. If your shares are held in the name of a bank, broker or other nominee, you should contact such nominee to change your vote.

Solicitation of Proxies

The cost, if any, of solicitation of proxies will be paid by us. Our officers and employees may solicit proxies by mail, email, telephone or by personal interviews. Such persons will receive no additional compensation for such services. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting material to the beneficial owners of shares held of record by them and will be reimbursed for their reasonable expenses in connection therewith.

Recommendation of the Board of Directors

Our board of directors has approved the election of directors proposal and the auditors ratification proposal and recommends that you vote “FOR” each of the proposals.

Annual Report

A copy of our annual report on Form 10-K for the year ended December 31, 2007 (which copy excludes certain items as stated in the Table of Contents thereof), which report includes our consolidated financial statements for the fiscal year ended December 31, 2007, and a copy of our summary annual report for the year ended December 31, 2007, are available to all holders of our Series A shares and Series B shares entitled to vote at the meeting and to all holders of our Series C shares as of the record date for informational purposes. Such reports do not form any part of the material for solicitation of proxies. The annual report and summary annual report are posted at the following website addresses: www.lgi.com and www.proxyvote.com. As stated above, you will not receive a printed copy of the annual report or summary annual report unless you request one.

Householding

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” the Notice or the proxy statements and annual reports, as the case may be. This means that only one copy each of the Notice, or the proxy statement and annual report, as the case may be, may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of these documents to you if you call or write us at 12300 Liberty Boulevard, Englewood, Colorado 80112, phone (303) 220-6600, Attention: Investor Relations Department. If you prefer to receive separate copies of such documents in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee holder, or you may contact us at the above address or phone number.

Electronic Delivery

Stockholders can access the notice of annual meeting, proxy statement and annual report via our website at www.lgi.com or as directed in the Notice for voting via the website at www.proxyvote.com. For future stockholder meetings, registered stockholders may receive future notices, annual reports and proxy materials electronically. To sign up for electronic delivery, go to www.computershare.com/us/ecomms. You may also sign up when you vote by Internet at www.proxyvote.com and follow the prompts. Once you sign up, you will no longer receive a printed copy of the notices, annual reports and proxy materials, unless you request them. You may suspend electronic delivery of the notices, annual reports and proxy materials at any time by contacting our transfer agent, Computershare. Stockholders who hold shares through a bank, brokerage firm or other nominee may request electronic access by contacting their nominee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Historical Share Information

LGI was formed on January 13, 2005, for the purpose of effecting the combination of LGI International, Inc., formerly known as Liberty Media International, Inc. (LGI International), and UnitedGlobalCom, Inc. (UGC). LGI International is the predecessor to LGI and was formed on March 16, 2004, in contemplation of the spin-off of certain international cable television and programming subsidiaries and assets of Liberty Media Corporation (LMC), including a majority interest in UGC, an international broadband communications provider. In the spin-off, LMC distributed to its stockholders, on a pro rata basis, all of the outstanding shares of LGI International’s common stock, and LGI International became an independent, publicly traded company. On July 26, 2004, LGI International commenced a rights offering, which expired on August 23, 2004. Pursuant to such rights offering, holders of record of LGI International common stock received 0.20 transferable subscription rights for each share of LGI International common stock held. Each whole right to purchase LGI International Series A common stock entitled the holder to purchase one share of LGI International Series A common stock and one share of LGI International Series C common stock at a combined subscription price of $25.00. Each whole right to purchase LGI International Series B common stock entitled the holder to purchase one share of LGI International Series B common stock and one share of LGI International Series C common stock at a combined subscription price of $27.50.

On June 15, 2005, we completed certain mergers whereby LGI acquired all of the capital stock of UGC that LGI International did not already own and LGI International and UGC each became wholly owned subsidiaries of LGI (the LGI Combination). On September 6, 2005, LGI effected a stock split in the form of a stock dividend of our Series C common stock. In the Series C dividend, holders received one share of our Series C common stock for each Series A share, and one share of our Series C common stock for each Series B share, held of record as of such record date.

The LGI share information presented above and in the stock performance graph below have been retroactively adjusted to give effect to the rights offering and the Series C dividend. Our Series C shares are non-voting, with limited exceptions.

Security Ownership of Certain Beneficial Owners

The following table sets forth information, to the extent known by us or ascertainable from public filings, concerning shares of our common stock beneficially owned by each person or entity (excluding any of our directors and executive officers) known by us to own more than 5% of the outstanding shares of our Series A common stock or our Series B common stock.

The security ownership information is given as of March 31, 2008, and, in the case of percentage ownership information, is based upon (1) 165,816,620 Series A shares, (2) 7,254,943 Series B shares, and (3) 161,398,451 Series C shares, in each case, outstanding on that date. Although beneficial ownership of our Series C common stock is set forth below, our Series C common stock is non-voting and, therefore in the case of percentage voting information, is not included.

Name and Address of Beneficial Owner	Title of Series	Amount and Nature of Beneficial Ownership		Percent of Series		Voting Power
Janus Capital Management LLC 151 Detroit Street Denver, CO 80206	Series A Series B Series C	20,018,475 — 3,125,269	(1) (2)	12.1 — 1.9	% %	8.4%

Dodge & Cox 555 California St. 40th Floor San Francisco, CA 94104	Series A Series B Series C	9,616,461 — 8,519,296	(3) (2)	5.8 — 5.3	% %	4.0%

Oppenheimer Funds, Inc. Two World Financial Center 225 Liberty Street New York, NY 10281	Series A Series B Series C	9,489,842 — 10,690,958	(4) (4)	5.7 — 6.6	% %	4.0%

SPO Advisory Corp. 591 Redwood Highway, Suite 3215 Mill Valley, CA 94941	Series A Series B Series C	8,720,702 — 12,124,908	(5) (2)	5.3 — 7.5	% %	3.7%

(1)	The number of Series A shares is based upon the Schedule 13G/A (Amendment No. 3) for the year ended December 31, 2007, filed by Janus Capital Management LLC (Janus). Janus has an 86.5% indirect interest in Enhanced Investment Technologies LLC and a 30% indirect interest in Perkins, Wolf, McDonnell and Company, LLC. Such companies and Janus are investment advisors and, based on the ownership structure, together beneficially own an aggregate of 20,018,475 Series A shares. Of such aggregate Series A shares, Janus is the beneficial owner of 14,755,577 Series A shares and Enhanced Investment is the beneficial owner of 5,262,898 Series A shares, as a result of acting as investment advisors to various investment companies and other clients, but each disclaims beneficial ownership of such shares. The Schedule 13G/A reflects that Janus has sole voting power and sole dispositive power over its Series A shares, and that Enhanced Investments has shared voting power and shared dispositive power over its Series A shares.

(2)	The number of Series C shares is based upon a Schedule 13F for the quarter ended December 31, 2007, filed by each of the respective beneficial owners.

(3)	The number of Series A shares is based upon the Schedule 13G for the year ended December 31, 2007, filed by Dodge & Cox. Dodge & Cox is an investment advisor and beneficially owns an aggregate of 9,616,461 Series A shares as a result of acting as an investment advisor to various investment companies and other clients, but disclaims beneficial ownership of such shares. The Schedule 13G reflects that Dodge & Cox has sole voting power over 9,475,661 Series A shares and shared voting power over 7,300 Series A shares and sole dispositive power over all the shares beneficially owned by them.

(4)	The number of Series A shares and Series C shares is based upon two Schedule 13Gs for the year ended December 31, 2007, filed by Oppenheimer Funds, Inc. (Oppenheimer) for our Series A shares and our Series C shares, respectively. Oppenheimer is an investment advisor and is the beneficial owner of 9,489,842 Series A shares and 10,690,958 Series C shares. The Schedule 13Gs reflect that Oppenheimer has shared voting power and shared dispositive power over all the shares beneficially owned by them.

(5)	The number of Series A shares is based upon the Schedule 13F for the quarter ended December 31, 2007, filed by SPO Advisory Corp.

Security Ownership of Management

The following table sets forth information with respect to the beneficial ownership by each of our directors and each of our named executive officers as described below and by all of our directors and executive officers as a group of (1) our Series A shares, (2) our Series B shares and (3) our Series C shares.

The security ownership information is given as of March 31, 2008, and, in the case of percentage ownership information, is based upon (1) 165,816,620 Series A shares, (2) 7,254,943 Series B shares and (3) 161,398,451 Series C shares, in each case, outstanding on that date. Although beneficial ownership of our Series C common stock is set forth below, our Series C common stock is non-voting and, therefore in the case of percentage voting information, is not included.

Shares of common stock issuable on or within 60 days after March 31, 2008, upon exercise of options, conversion of convertible securities or exchange of exchangeable securities, are deemed to be outstanding and to be beneficially owned by the person holding the options or convertible or exchangeable securities for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Shares of restricted stock that have been granted pursuant to our incentive plans are included in the outstanding share numbers provided throughout this proxy statement. For purposes of the following presentation, beneficial ownership of our Series B shares, though convertible on a one-for-one basis into our Series A shares, is reported as beneficial ownership of our Series B shares only, and not as beneficial ownership of our Series A shares.

So far as is known to us, the persons indicated below have sole voting power with respect to the shares indicated as owned by them, except as otherwise stated in the notes to the table. With respect to certain of our executive officers and directors, the number of shares indicated as owned by them include shares held by our defined contribution 401(k) Plan as of March 31, 2008, for their respective accounts.

Name	Title of Series	Amount and Nature of Beneficial Ownership	Percent of Series		Voting Power
John C. Malone Chairman of the Board	Series A Series B Series C	1,260,961(1)(2)(3)(4)(6) 8,677,255(1)(3)(4)(5) 9,207,696(1)(2)(3)(4)(5)(6)	* 92.0 5.6	% %	33.8%

John P. Cole, Jr. Director	Series A Series B Series C	73,742(7) — 73,616(7)	* — *		*

John W. Dick Director	Series A Series B Series C	38,888(7) — 38,182(7)	* — *		*

Michael T. Fries Director, Chief Executive Officer & President	Series A Series B Series C	838,576(6)(7)(8)(9) — 692,878(6)(7)(8)(9)	* — *		*

Paul A. Gould Director	Series A Series B Series C	194,735(7) 43,429 255,500(7)	* * *		*

David E. Rapley Director	Series A Series B Series C	15,914(7) — 12,838(7)	* — *		*

Larry E. Romrell Director	Series A Series B Series C	29,332(7) 162 27,766(7)	* — *		*

Name	Title of Series	Amount and Nature of Beneficial Ownership	Percent of Series		Voting Power
Gene W. Schneider Director	Series A Series B Series C	1,585,836(6)(7)(9)(10)(11)(12) — 1,586,439(6)(7)(9)(10)(11)(12)	* — *		*

J.C. Sparkman Director	Series A Series B Series C	26,969(7) — 26,970(7)	* — *		*

J. David Wargo Director	Series A Series B Series C	84,348(6)(7)(13) — 117,348(6)(7)(13)	* — *		*

Charles H.R. Bracken Senior Vice President & Co-Chief Financial Officer	Series A Series B Series C	17,566(8) — 17,566(8)	* — *		*

Bernard G. Dvorak Senior Vice President & Co-Chief Financial Officer	Series A Series B Series C	116,243(7)(8)(9)(14) — 156,599(7)(8)(9)(14)	* — *		*

W. Gene Musselman President & Chief Operating Officer, UPC Broadband division	Series A Series B Series C	121,447(7)(8)(9) — 183,320(7)(8)(9)	* — *		*

Shane O’Neill Senior Vice President & Chief Strategy Officer	Series A Series B Series C	24,287(8) — 24,287(8)	* — *		*

All directors and executive officers as a group (21 persons)	Series A Series B Series C	5,037,652(12)(13)(15)(16)(17) 8,720,816(15)(16)(17) 13,076,226(12)(13)(15)(16)(17)	3.0 92.4 7.9	% % %	35.1%

*	Less than one percent.

(1)	Includes 90,303 Series A shares, 204,566 Series B shares and 294,869 Series C shares held by Mr. Malone’s spouse, Leslie Malone, as to which shares Mr. Malone has disclaimed beneficial ownership.

(2)	Includes 198 Series A shares and 198 Series C shares held by a trust with respect to which Mr. Malone is the sole trustee and, with his spouse, Leslie Malone, retains a unitrust interest in the trust.

(3)	Includes 23,705 Series A shares, 2,179,489 Series B shares and 2,203,194 Series C shares that are subject to options which were exercisable as of, or will be exercisable within 60 days of, March 31, 2008. Mr. Malone has the right to convert options to purchase 610,927 Series B shares into options to purchase an equivalent number of Series A shares. See “Director Compensation—Compensation Arrangements with Certain Directors” for a description of our rights to repurchase unvested shares issued upon exercise of certain options.

(4)	Includes 241,300 Series A shares, 453,218 Series B shares and 988,946 Series C shares held by a trust with respect to which Mr. Malone is the sole trustee and holder of a unitrust interest in the trust.

(5)	Includes 23,708 restricted Series B shares and 23,362 restricted Series C shares, none of which will vest within 60 days of March 31, 2008.

(6)	Includes shares pledged to the indicated entities in support of one or more lines of credit or margin accounts extended by such entities:

	No. of Shares Pledged
Owner	Series A	Series C	Entity Holding the Shares
John C. Malone	816,744	1,395,628	Bank of America
Michael T. Fries	23,751	114,252	Merrill Lynch Pierce Fenner & Smith (MLPFS)
Michael T. Fries	37,812	—	Wells Fargo Bank
J. David Wargo	56,218	89,218	Goldman Sachs
Gene W. Schneider	272,662	272,662	MLPFS
Gene W. Schneider	121,682	121,682	Wachovia Securities
G. Schneider Holdings LLP	199,295	199,295	MLPFS
L. Schneider	1,591	1,591	Wachovia Securities
Trusts for benefit of G. Schneider Children & Grandchildren	1,555	1,555	MLPFS
G. Schneider Family Trust	1,308	1,308	MLPFS

(7)	Includes shares that are subject to options which were exercisable as of, or will be exercisable within 60 days of, March 31, 2008, as follows:

Owner	Series A	Series C
John P. Cole, Jr.	32,041	32,041
John W. Dick	31,553	31,553
Michael T. Fries	749,279	549,279
Paul A. Gould	32,725	32,725
David E. Rapley	12,700	12,700
Larry E. Romrell	12,700	12,700
Gene W. Schneider	952,320	952,320
J.C. Sparkman	11,336	11,336
J. David Wargo	13,195	13,195
Bernard G. Dvorak	33,059	70,246
W. Gene Musselman	100,517	140,027

(8)	Includes restricted shares, some of which will vest within 60 days of March 31, 2008, as follows:

			Vesting within 60 days
Owner	Series A	Series C	Series A	Series C
Michael T. Fries	25,756	25,756	6,254	6,254
Charles H.R. Bracken	15,440	15,440	1,805	1,805
Bernard G. Dvorak	8,438	8,438	938	938
W. Gene Musselman	15,440	15,440	1,805	1,805
Shane O’Neill	15,440	15,440	1,805	1,805

(9)	Includes shares held in our 401(k) Plan as follows:

Owner	Series A	Series C
Michael T. Fries	1,977	3,590
Gene W. Schneider	3,315	3,918
Bernard G. Dvorak	510	2,042
W. Gene Musselman	1,873	3,386

(10)	Includes 1,308 Series A shares and 1,308 Series C shares held by a trust of which Mr. Schneider is a beneficiary and a trustee and 1,591 Series A shares and 1,591 Series C shares held by his spouse, Louise Schneider. Mr. Schneider disclaims beneficial ownership of the shares held by his spouse.

(11)	Includes 199,295 Series A shares and 199,295 Series C shares held by G. Schneider Holdings, LLP of which Mr. Schneider is the general partner, and an aggregate of 1,555 Series A shares and 1,555 Series C shares held by separate trusts for the benefit of his children and two of his grandchildren, of which Mr. Schneider is the sole trustee.

(12)	Includes 28,912 Series A shares and 28,912 Series C shares held by the GWS Family LLC of which Mr. Schneider is one of three managers with shared voting and dispositive control but no economic interest in the GWS Family LLC or such shares. Mr. Schneider disclaims beneficial ownership of the shares held by the GWS Family LLC.

(13)	Includes 12,387 Series A shares and 12,387 Series C shares held in various accounts managed by Mr. Wargo, as to which shares Mr. Wargo disclaims beneficial ownership.

(14)	Includes the following securities held by Mr. Dvorak’s spouse, Amy Blair, as to which Mr. Dvorak has disclaimed beneficial ownership: (a) 6,035 Series A shares and 6,035 Series C shares, of which 4,921 Series A shares and 4,921 Series C shares are restricted; (b) 66,063 Series A shares and 66,063 Series C shares that are subject to options, which were exercisable as of or will be exercisable within 60 days of, March 31, 2008; and (c) 1,551 Series A shares and 3,170 Series C shares held in our 401(k) Plan. With respect to the restricted shares, 547 Series A shares and 547 Series C shares will vest within 60 days of March 31, 2008.

(15)	Includes 535,686 Series A shares, 657,784 Series B shares and 1,487,898 Series C shares held by relatives of certain directors and executive officers or held pursuant to certain trust arrangements or partnerships, as to which shares beneficial ownership of 92,030 Series A shares, 204,566 Series B shares and 296,596 Series C shares has been disclaimed.

(16)	Includes 2,615,503 Series A shares, 2,179,489 Series B shares and 4,711,689 Series C shares that are subject to options which were exercisable as of, or will be exercisable within 60 days of, March 31, 2008. Of the Series B options, options to purchase 610,927 Series B shares may be converted into options to purchase an equivalent number of Series A shares at the election of the holder. See “Director Compensation—Compensation Arrangements for Certain Directors” for a description of our rights to repurchase unvested shares issued upon exercise of certain options.

(17)	Includes 114,170 restricted Series A shares, 23,708 restricted Series B shares and 137,532 restricted Series C shares, of which 17,939 Series A shares and 17,939 Series C shares will vest on or within 60 days of March 31, 2008; and includes 11,469 Series A shares and 23,859 Series C shares held by the 401(k) Plan.

One of our executive officers, Miranda C. Curtis, beneficially owns shares of Liberty Jupiter, Inc., one of our privately held subsidiaries, and options for shares of Jupiter Telecommunications Co. Ltd. (J:COM), one of our consolidated subsidiaries. Ms. Curtis and two other individuals hold shares of Class A common stock of Liberty Jupiter, representing a 14.3% aggregate common equity interest (of which Ms. Curtis’ common equity interest is 8%) and less than 1% aggregate voting interest in Liberty Jupiter. At March 31, 2008, Liberty Jupiter owned an approximate 4.0% indirect interest in J:COM. We indirectly own the balance of Liberty Jupiter’s common stock and all of the preferred stock. As of March 31, 2008, the preferred stock had an aggregate liquidation preference of $154.4 million. Pursuant to a stockholders’ agreement among LGI, LGJ Holdings LLC, Liberty Jupiter and the three individual stockholders of Liberty Jupiter, we have the right to cause all or any part of their Liberty Jupiter Class A common stock to be exchanged for our Series A shares. Each of the individual’s holding Liberty Jupiter Class A common stock has the right to cause all of the shares of Liberty Jupiter Class A common stock held by such holder to be exchanged for our Series A shares. The number of our Series A shares issuable upon exercise of the exchange rights is that number of shares having an aggregate market price that is equal to the fair market value of the Liberty Jupiter Class A common stock so exchanged.

Ms. Curtis also holds an option granted by J:COM in 2001 to acquire 900 shares of J:COM’s ordinary shares with an exercise price of ¥80,000 ($716 at December 31, 2007) per share. The shares underlying the option represent less than an 1% aggregate voting interest in J:COM at December 31, 2007. The option is fully vested.

Each of Mr. Schneider, Mr. Fries and two of our executive officers hold synthetic options with respect to hypothetical shares of United Chile LLC, one of our indirect wholly owned subsidiaries that owns our operations in Chile. Such options are fully vested and upon exercise may be paid in cash equal to the amount that the fair market value of a hypothetical share of United Chile, as determined by our compensation committee, exceeds the exercise price, provided that such payment shall not be made prior to the expiration of the term of the synthetic option, regardless of the date of exercise. The synthetic options expire on various dates in 2009 and 2010. No interest will accrue on such payment for the period between the date of exercise and the date of payment. The synthetic options held by Mr. Schneider and certain of our executive officers at March 31, 2008, are: Mr. Fries—200,000 shares with an exercise price of $19.23; Mr. Schneider—100,000 shares with an exercise price of $19.23; Mr. Ramos—23,438 shares with an exercise price of $8.86 and 25,000 shares with an exercise price of $19.23; and Mr. Westerman—10,417 shares with an exercise price of $8.81 and 35,000 shares with an exercise price of $19.23. At December 31, 2007, these synthetic options had no intrinsic value and limited fair market value.

Change in Control

We know of no arrangements, including any pledge by any person of our securities, the operation of which may at a subsequent date result in a change in control of our company.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the Exchange Act), requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (SEC). Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16 forms they file.

Based solely on a review of the copies of the Forms 3, 4 and 5 and amendments to those forms furnished to us with respect to our most recent fiscal year, or written representations that no Forms 5 were required, we believe that, during the year ended December 31, 2007, all Section 16(a) filing requirements applicable to our executive officers, directors and greater than 10% beneficial owners were complied with, except the following were not timely filed by certain of our executive officers: a Form 4 for each of Ms. Blair and Mr. Dvorak reporting a sale by Mr. Dvorak of LGI securities and a Form 4 for each of Mr. Dick and Mr. Gould reflecting the repricing of certain options and a grant of restricted share units.

PROPOSAL 1—ELECTION OF DIRECTORS

Board of Directors

Our board of directors currently consists of ten directors, divided among three classes. Our Class III directors, whose term will expire at the annual meeting, are Michael T. Fries, Paul A. Gould, John C. Malone and Larry E. Romrell. These directors are nominated for re-election to our board to continue to serve as Class III directors, and we have been informed that each of Messrs. Fries, Gould, Malone and Romrell are willing to continue to serve as directors of our company. The term of the Class III directors who are elected at the annual meeting will expire at the annual meeting of our stockholders in the year 2011. Our Class I directors, whose term will expire at the annual meeting of our stockholders in the year 2009, are John P. Cole, Jr., David E. Rapley and Gene W. Schneider. Our Class II directors, whose term will expire at the annual meeting of our stockholders in the year 2010, are John W. Dick, J.C. Sparkman and J. David Wargo.

If any nominee should decline re-election or should become unable to serve as a director of our company for any reason before re-election, a substitute nominee will be designated by our board of directors.

The following lists the four nominees for re-election as directors and the six directors of our company whose term of office will continue after the annual meeting, including the birth date of each person, the positions with our company or principal occupation of each person, certain other directorships held and the year each person became a director of our company. The number of shares of our common stock beneficially owned by each director, as of March 31, 2008, is set forth in this proxy statement under the caption “Security Ownership of Certain Beneficial Owners and Management—Security Ownership of Management”.

Nominees for Election as Directors

Michael T. Fries: Born February 6, 1963. President and a director of LGI since April 2005 and Chief Executive Officer of LGI since June 2005. Mr. Fries served as Chief Executive Officer of UGC from January 2004 to June 2005. Mr. Fries has served as a director of UGC and its predecessors since November 1999 and as President of UGC and its predecessors since September 1998. He also served as Chief Operating Officer of UGC and its predecessors from September 1998 to January 2004. Mr. Fries joined UGC’s predecessors in 1990. Mr. Fries is a director and non-executive Chairman of our subsidiary Austar United Communications Ltd. (Austar), an Australian public company.

Paul A. Gould: Born September 27, 1945. A director of LGI since June 2005. Mr. Gould served as a director of UGC from January 2004 to June 2005. Mr. Gould has served as Managing Director of Allen & Company L.L.C., an investment banking services company, for more than the last five years. Mr. Gould is a director of Ampco-Pittsburgh Corporation, LMC and Discovery Holding Company.

John C. Malone: Born March 7, 1941. Chairman of the Board and a director of LGI since its formation for the LGI Combination in January 2005. Mr. Malone served as President, Chief Executive Officer and Chairman of the Board of LGI International from March 2004 to June 2005, and as a director thereof since March 2004. Mr. Malone has served as a director of UGC and its predecessors since November 1999. Mr. Malone has served as Chairman of the Board and a director of LMC, including its predecessors, since 1990 and Chief Executive Officer of the predecessor of LMC from August 2005 to February 2006. Mr. Malone is Chairman of the Board and Chief Executive Officer of Discovery Holding Company and a director of IAC/InterActiveCorp, Expedia, Inc. and DirecTV Group, Inc.

Larry E. Romrell: Born December 30, 1939. A director of LGI since June 2005. Mr. Romrell served as a director of LGI International from May 2004 to June 2005. Mr. Romrell served as an Executive Vice President of Tele-Communications, Inc., at the time one of the largest multiple cable system operators in the United States, from January 1994 to March 1999. Mr. Romrell is a director of LMC.

Directors Whose Term Expires in 2009

John P. Cole, Jr.: Born January 12, 1930. A director of LGI since June 2005. Mr. Cole served as a director of UGC and its predecessors from March 1998 to June 2005. Mr. Cole is a founder and retired partner of the Washington, D.C. law firm Cole, Raywid and Braverman L.L.P., which specialized in all aspects of telecommunications and media law, and which in 2007 merged into the law firm of Davis Wright Tremaine LLP.

David E. Rapley: Born June 22, 1941. A director of LGI since June 2005. Mr. Rapley served as a director of LGI International from May 2004 to June 2005. Currently, Mr. Rapley is a director and Vice Chairman of Merrick & Co., and chairman of the board of Merrick Canada ULC, both private engineering firms. Mr. Rapley served as Executive Vice President, Engineering of VECO Corp.—Alaska, a provider of project management, engineering, procurement, construction and other services to the energy resource and process industries, from January 1998 to December 2001. Mr. Rapley is a director of LMC.

Gene W. Schneider: Born September 8, 1926. A director of LGI since June 2005. Until June 2005, Mr. Schneider served as Chairman of the Board of UGC and its predecessors for more than five years. Mr. Schneider also served as Chief Executive Officer of UGC and its predecessors from 1995 to January 2004. Mr. Schneider is a director of Austar.

Directors Whose Term Expires in 2010

John W. Dick: Born January 9, 1938. A director of LGI since June 2005. Mr. Dick served as a director of UGC from March 2003 to June 2005. He has served as a director and executive officer of various development and manufacturing companies. Until December 2007, he was the non-executive Chairman and a director of Hooper Industries Group, a privately held United Kingdom (U.K.) group consisting of: Hooper and Co (Coachbuilders) Ltd. (building special/bodied Rolls Royce and Bentley motorcars) and Hooper Industries (China) (providing industrial products and components to Europe and the United States). Mr. Dick held his positions with Hooper Industries Group for more than five years. In addition, Mr. Dick was a director and non-executive Chairman of Terracom Broadband, a Rwandan fiber optic company, and a director and non-executive chairman of Rwandatel, a telecommunications company in Rwanda, until the sales of those companies in 2007. Mr. Dick is a director of Austar.

J.C. Sparkman: Born September 12, 1932. A director of LGI since June 2005. Mr. Sparkman served as a director of LGI International from November 2004 to June 2005. Mr. Sparkman served as the Chairman of the Board of Broadband Services, Inc., a provider of telecommunications equipment services, including procurement, forecasting, warehousing, installation and repair, to domestic and institutional customers, from September 1999 through December 2003. Mr. Sparkman is a director of Shaw Communications Inc. and Universal Electronics, Inc.

J. David Wargo: Born October 1, 1953. A director of LGI since June 2005. Mr. Wargo served as a director of LGI International from May 2004 to June 2005. Mr. Wargo has served as the President of Wargo & Company, Inc., a private investment company specializing in the communications industry, for more than the last five years. Mr. Wargo is a director of Strayer Education, Inc. and Discovery Holding Company.

Vote and Recommendation

A plurality of the affirmative votes of our Series A shares and Series B shares, voting together as a single class, that are entitled to vote and are voted in person, or by proxy, at the annual meeting, is required to elect Messrs. Fries, Gould, Malone and Romrell as Class III members of our board of directors.

Our board of directors recommends a vote “FOR” the election of each nominee to our board of directors.

CORPORATE GOVERNANCE

Governance Guidelines

Our board has adopted corporate governance guidelines, which are available on our website at www.lgi.com. Under the guidelines, our independent directors meet privately at least twice a year in executive session. The presiding director for these meetings is currently J.C. Sparkman, the chairman of the compensation committee. The role of presiding director rotates annually among our nominating and corporate governance committee chair, our audit committee chair and our compensation committee chair.

Director Independence

It is our policy that a majority of the members of our board of directors be independent of our management. For a director to be deemed independent, our board of directors must affirmatively determine that the director has no direct or indirect material relationship with our company other than in his capacity as a board member. To assist our board of directors in determining which of our directors qualify as independent for purposes of the Nasdaq Stock Market rules as well as applicable rules and regulations adopted by the SEC, the nominating and corporate governance committee of our board follows the Corporate Governance Rules of the Nasdaq Stock Market on the criteria for director independence.

Under these criteria, a director will not be deemed independent if such director:

•

is, or, during the three years preceding the determination date (which period of three years we refer to as the Applicable Determination Period), was, an employee of LGI or any of our subsidiaries, or has an immediate family member who is or was during the Applicable Determination Period an executive officer of LGI or any of our subsidiaries;

•

is, or has an immediate family member who is, an executive officer, partner or controlling shareholder of a company that made payments to or received payments from LGI for property or services in the current or any of the past three fiscal years, in an amount which exceeded the greater of $200,000 or 5% of the recipient’s consolidated gross revenues for that year, other than payments solely from investments in our securities or payments under non-discretionary charitable contribution matching programs;

•

accepted, or has an immediate family member who accepted, compensation in excess of $100,000 from LGI or any of our subsidiaries during any period of twelve consecutive months within the Applicable Determination Period, other than (a) director and committee fees, (b) compensation to an immediate family member who is a non-executive employee of LGI or any of our subsidiaries, or (c) benefits under a tax-qualified retirement plan or non-discretionary compensation;

•

is, or has an immediate family member who is, a current partner of our external auditor or was a partner or employee with our external auditor who worked on our audit at any time during the Applicable Determination Period; or

•

is, or has an immediate family member who is, employed as an executive officer by a company as to which any of our executive officers serves, or, during the Applicable Determination Period, served, as a member of the compensation committee of such other company.

In accordance with these criteria, our board of directors has determined that each of John P. Cole, Jr., John W. Dick, Paul A. Gould, David E. Rapley, Larry E. Romrell, J.C. Sparkman and J. David Wargo qualifies as an independent director of our company.

Code of Business Conduct and Code of Ethics

We have adopted a code of business conduct that applies to all of our employees, directors and officers. In addition, we have adopted a code of ethics for our chief executive and senior financial officers, which constitutes our “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 (the Sarbanes-Oxley Act). Both codes are available on our website at www.lgi.com.

Stockholder Communication with Directors

Our stockholders may send communications to our board of directors or to individual directors by mail addressed to the Board of Directors or to an individual director c/o Liberty Global, Inc., 12300 Liberty Boulevard, Englewood, Colorado 80112. Communications from our stockholders will be forwarded to our directors on a timely basis.

Committees of the Board of Directors

Information with respect to each of the current committees of our board of directors is provided below. Our board may from time to time establish certain other committees of the board, consisting of one or more of our directors. Any committee so established will have the powers delegated to it by resolution of the board, subject to applicable law.

Executive Committee

Our board of directors has established an executive committee, whose members are Michael T. Fries and John C. Malone. Except as specifically prohibited by the General Corporation Law of the State of Delaware or limited by our board of directors, the executive committee may exercise all the powers and authority of our board in the management of our business and affairs, including the power and authority to authorize the issuance of shares of our capital stock.

Compensation Committee

Our board of directors has established a compensation committee, whose members are John P. Cole, Jr., Larry E. Romrell and J.C. Sparkman (chairman). See “—Director Independence” above. Our board of directors has adopted a written charter for the compensation committee, which is available on our website at www.lgi.com. See “Executive Compensation—Compensation Discussion and Analysis” below for a description of the responsibilities of the compensation committee, including matters related to executive compensation and administration of the Liberty Global, Inc. 2005 Incentive Plan (As Amended and Restated Effective October 31, 2006) (the LGI Incentive Plan).

Compensation Committee Interlocks and Insider Participation

During 2007, none of the members of our compensation committee was an officer or employee of our company or any of our subsidiaries, was formerly an officer of our company or any of our subsidiaries, or had any relationship requiring disclosure under the securities laws.

Nominating and Corporate Governance Committee

Our board of directors has established a nominating and corporate governance committee, whose members are John P. Cole, Jr., John W. Dick, Paul A. Gould, David E. Rapley (chairman), Larry E. Romrell, J.C. Sparkman and J. David Wargo. See “—Director Independence” above. The nominating and corporate governance committee identifies and recommends persons as nominees to our board of directors, and reviews from time to time the corporate governance guidelines applicable to us and recommends to our board such changes as it may deem appropriate. The nominating and corporate governance committee also oversees the evaluation of our management and our board of directors and makes recommendations, as appropriate.

The nominating and corporate governance committee will consider candidates for director recommended by any stockholder provided that such nominations are properly submitted. Eligible stockholders wishing to recommend a candidate for nomination as a director should send the recommendation in writing to the Nominating and Corporate Governance Committee, Liberty Global, Inc., 12300 Liberty Boulevard, Englewood, Colorado 80112. Stockholder recommendations must be made in accordance with our bylaws, as discussed under “Stockholder Proposals” below, and contain the following information:

•

the proposing stockholder’s name and address and documentation indicating the number of shares of our common stock beneficially owned by such person and the holder or holders of record of those shares, together with a statement that the proposing stockholder is recommending a candidate for nomination as a director;

•

the candidate’s name, age, business and residence addresses, principal occupation or employment, business experience, educational background and any other information relevant in light of the factors considered by the nominating and corporate governance committee in making a determination of a candidate’s qualifications, as described below;

•	a statement detailing any relationship, arrangement or understanding that might affect the independence of the candidate as a member of our board;

•	any other information that would be required under SEC rules in a proxy statement soliciting proxies for the election of such candidate as a director;

•	a representation as to whether the proposing stockholder intends to deliver any proxy materials or otherwise solicit proxies in support of the director nominee;

•	a representation that the proposing stockholder intends to appear in person or by proxy at the annual stockholders meeting at which the person named in such notice is to stand for election; and

•	a signed consent of the candidate to serve as a director, if nominated and elected.

In connection with its evaluation, the nominating and corporate governance committee may request additional information from the proposing stockholder and the candidate. The nominating and corporate governance committee has sole discretion to decide which individuals to recommend for nomination as directors.

To be nominated to serve as a director, a nominee need not meet any specific, minimum criteria; however, the nominating and corporate governance committee believes that nominees for director should possess the highest personal and professional ethics, integrity and values and should be committed to our long-term interests and the interests of our stockholders. When evaluating a potential director nominee, including one recommended by a stockholder, the nominating and corporate governance committee will take into account a number of factors, including, but not limited to, the following:

•	independence from management;

•	education and professional background;

•	judgment, skill and reputation;

•	expertise that is useful to us and complementary to the expertise of our other directors;

•	existing commitments to other businesses as a director, executive or owner;

•	personal conflicts of interest, if any; and

•	the size and composition of our existing board of directors.

When seeking candidates for director, the nominating and corporate governance committee may solicit suggestions from incumbent directors, management, stockholders and others. After conducting an initial evaluation of a prospective nominee, the nominating and corporate governance committee will interview that candidate if it believes the candidate might be suitable to be a director. The nominating and corporate governance committee may also ask the candidate to meet with management. If the nominating and corporate governance committee believes a candidate would be a valuable addition to the board of directors, it may recommend to our full board that candidate’s appointment or election.

Prior to nominating an incumbent director for re-election at an annual meeting of stockholders, the nominating and corporate governance committee will consider the director’s past attendance at, and participation in, meetings of our board of directors and its committees and the director’s formal and informal contributions to the various activities conducted by the board and the board committees of which such individual is a member. Messrs. Fries, Gould, Malone and Romrell, who are nominated for re-election at our annual meeting, were approved for nomination by the nominating and corporate governance committee, which then submitted its recommendation to our board of directors. The full board then unanimously approved the nominations.

Our board of directors has adopted a written charter for the nominating and corporate governance committee. The charter is available on our website at www.lgi.com.

Audit Committee

Our board of directors has established an audit committee, whose members are John W. Dick, Paul A. Gould (chairman) and J. David Wargo. Our board of directors has determined that Messrs. Gould, Dick and Wargo are independent, as independence for audit committee members is defined in the Nasdaq Stock Market rules as well as the rules and regulations adopted by the SEC relating to independence of audit committee members. In addition, our board of directors has determined that each of Messrs. Dick, Gould and Wargo qualifies as an “audit committee financial expert” under applicable SEC rules and regulations.

The audit committee reviews and monitors our corporate financial reporting and our internal and external audits. The audit committee’s functions include:

•	appointing and, if necessary, replacing our independent auditors;

•	reviewing and approving in advance the scope and the fees of all auditing services, and all permissible non-auditing services, to be performed by our independent auditors;

•

reviewing our annual audited financial statements with our management and our independent auditors and making recommendations regarding inclusion of such audited financial statements in certain of our public filings;

•

overseeing the work of our independent auditor for the purpose of preparing or issuing an audit report or related work or performing other audit, review or attest services, including holding quarterly meetings to review our quarterly reports, discussing with our independent auditors issues regarding the ability of our independent auditors to perform such services, obtaining, annually, a letter from our independent auditors addressing significant matters relating to the financial statement audit, including such auditors’ internal quality-control procedures, reviewing with our independent auditors any audit related problems or difficulties and the response of our management, and addressing other general oversight issues;

•

reviewing and discussing with management and our independent auditors issues regarding accounting principles, effectiveness of internal controls, financial reporting, regulatory and accounting initiatives, quarterly press releases and guidance;

•

overseeing the maintenance of an internal audit function, discussing with our independent auditors, the internal auditor and our management the internal audit function’s responsibilities, budget and staff, periodically reviewing with our independent auditors the results and findings of the internal audit function and coordinating with our management to ensure that the issues associated with such results and findings are addressed;

•	discussing with management financial risk exposure and risk management policies;

•

reviewing disclosures by our certifying officers on any significant deficiencies or material weaknesses in the design or operation of our internal controls and any fraud involving persons who have a significant role in our internal controls;

•

reviewing and overseeing compliance with, and establishing procedures for the treatment of alleged violations of, applicable securities laws, SEC and Nasdaq Stock Market rules regarding audit committees and the code of business conduct and the code of ethics adopted by our board;

•	establishing procedures for receipt, retention and treatment of complaints on accounting or audit matters; and

•	preparing a report for our annual proxy statement.

Our board of directors has adopted a written charter for the audit committee which is available on our website at www.lgi.com. In addition to the foregoing, as provided in our code of business conduct referenced above, the audit committee must review and approve any related party transaction. If a member of the audit committee has an interest in the transaction, the board will designate another independent body to review the transaction.

Audit Committee Report

The audit committee reviews LGI’s financial reporting process on behalf of its board of directors. Management has primary responsibility for establishing and maintaining adequate internal controls, for preparing financial statements and for the public reporting process. LGI’s independent auditor, KPMG LLP, is responsible for expressing opinions on the conformity of LGI’s audited consolidated financial statements with U.S. generally accepted accounting principles and on the effectiveness of LGI’s internal control over financial reporting.

The audit committee has reviewed and discussed with management and KPMG LLP, LGI’s most recent audited consolidated financial statements, as well as management’s assessment of the effectiveness of LGI’s internal control over financial reporting and KPMG LLP’s evaluation of the effectiveness of LGI’s internal control over financial reporting. The audit committee has also discussed with KPMG LLP the matters required to be discussed by the Statement on Auditing Standards No. 114, The Auditor’s Communication with Those Charged with Governance, including the auditors’ judgment about the quality of LGI’s accounting principles, as applied in its financial reporting.

The audit committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as amended, that relates to the auditors’ independence from LGI and its subsidiaries, and has discussed with LGI’s independent auditors their independence.

Based on the reviews and discussions referred to above, the audit committee recommended to LGI’s board of directors that the audited financial statements be included in LGI’s Annual Report on Form 10-K for the year ended December 31, 2007, which was filed with the SEC on February 26, 2008.

Submitted by the Members of the Audit Committee:

Paul A. Gould

John W. Dick

J. David Wargo

Board Meetings

During 2007, there were six meetings of our full board of directors, eight meetings of our compensation committee, 11 meetings of our audit committee and one meeting of our nominating and corporate governance committee. Each director attended, either in person or telephonically, at least 75% of the total number of meetings of our board and each committee on which he served (during the period during which he served on such committee) in the aggregate.

Director Attendance at Annual Meetings

Our board of directors encourages all members to attend each annual meeting of our stockholders. For our annual meeting in 2007, eight of our 10 board members attended such annual meeting of stockholders in person or via teleconference.

Executive Sessions

The independent directors of LGI held two executive sessions without the participation of management or of non-independent directors during 2007.

PROPOSAL 2—RATIFICATION OF AUDITORS

We are asking our stockholders to ratify the selection of KPMG LLP as our independent auditors for the fiscal year ending December 31, 2008.

Even if the selection of KPMG LLP is ratified, the audit committee of our board in its discretion may direct the appointment of a different independent accounting firm at any time during the year if our audit committee determines that such a change would be in the best interests of our company and our stockholders. In the event our stockholders fail to ratify the selection of KPMG LLP, our audit committee will consider whether to select other auditors for the year ending December 31, 2008.

A representative of KPMG LLP is expected to be present at the annual meeting, will have the opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

Audit Fees and All Other Fees

The following table presents fees for professional audit services rendered by KPMG LLP and its international affiliates for the audit of our consolidated financial statements for 2007 and 2006 and the separate consolidated financial statements of our subsidiaries, and fees billed for other services rendered by KPMG LLP and its international affiliates.

Fees billed in currencies other than U.S. dollars were translated into U.S. dollars at the average exchange rate in effect during the applicable year.

	2007	2006
	(in thousands)
Audit fees(1)	$16,163	$14,914
Audit related fees(2)	133	584

Audit and audit related fees	16,296	15,498
Tax fees(3)	879	427
All other fees	160	427

Total fees	$17,335	$15,925

(1)	Audit fees include fees for the audit of our 2007 and 2006 consolidated financial statements and fees billed in the respective periods for professional consultations with respect to accounting issues, services related to reviews of quarterly financial statements, registration statement filings and issuance of consents, statutory audits, audits of internal control over financial reporting and similar matters.

(2)	Audit related fees include fees billed in the respective periods for due diligence related to potential business acquisitions and dispositions and attest services not required by statute or regulation.

(3)	Tax fees include fees billed in the respective periods for tax compliance and consultations regarding the tax implications of certain transactions.

Our audit committee has considered whether the provision of services by KPMG LLP to our company other than auditing is compatible with KPMG LLP maintaining its independence and does not believe that the provision of such services is incompatible with KPMG LLP maintaining its independence.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditor

Effective June 15, 2005, and as it may be amended from time to time, our audit committee adopted a policy regarding the pre-approval of all audit and certain permissible audit-related and non-audit services provided by our independent auditor. Pursuant to this policy, our audit committee has approved the engagement of our independent auditor to provide:

•

audit services as specified in the policy, including (a) statutory and financial audits of our subsidiaries, (b) services associated with registration statements, periodic reports and other documents filed with the SEC, such as consents, comfort letters and responses to comment letters, (c) attestations of management reports on internal controls, and (d) consultations with management as to the accounting or disclosure treatment of transactions or events and the potential impact of final or proposed rules of applicable regulatory and standard setting bodies (when such consultations are considered “audit services” under the SEC rules promulgated pursuant to the Exchange Act);

•

audit-related services as specified in the policy, including (a) due diligence services relating to potential business acquisitions and dispositions, (b) financial audits of employee benefit plans, (c) consultations with management with respect to the accounting or disclosure treatment of transactions or events and the potential impact of final or proposed rules of applicable regulatory and standard setting bodies (when such consultations are considered “audit-related services” and not “audit services” under the SEC rules promulgated pursuant to the Exchange Act), (d) attestation services not required by statute or regulation, (e) closing balance sheet audits pertaining to dispositions, and (f) assistance with implementation of the requirements of SEC rules or listing standards promulgated pursuant to the Sarbanes-Oxley Act; and

•

tax services as specified in the policy, including (a) planning, advice and compliance services in connection with the preparation and filing of U.S. federal, state, local or international taxes, (b) reviews of federal, state, local and international income, franchise and other tax returns, (c) assistance with tax audits and appeals before the Internal Revenue Service (IRS) or similar agencies, (d) tax advice regarding the potential impact of statutory, regulatory or administrative developments, (e) expatriate tax due diligence assistance, (f) mergers and acquisition tax due diligence assistance and (g) tax advice and assistance regarding structuring of mergers and acquisitions (all of the foregoing, which we refer to as Pre-Approved Services).

Notwithstanding the foregoing general pre-approval, any individual project involving the provision of Pre-Approved Services that is expected to result in fees in excess of $75,000 requires the specific pre-approval of our audit committee. In addition, any engagement of our independent auditors for services other than the Pre-Approved Services requires the specific approval of our audit committee. Our audit committee has delegated the authority for the foregoing approvals to its chairman, provided that the fees for any individual project for which such approval is requested are not, in the reasonable judgment of the chairman, likely to exceed $200,000. At each audit committee meeting, the chairman’s approval of services provided by our independent auditors is subject to disclosure to the entire audit committee. Our pre-approval policy prohibits the engagement of our independent auditor to provide any services that are subject to the prohibition imposed by Section 201 of the Sarbanes-Oxley Act.

Vote and Recommendation

The affirmative vote of the holders of at least a majority of the combined voting power of our Series A shares and our Series B shares, voting together as a single class, that are entitled to vote and that are present in person or by proxy, at the annual meeting, is required to ratify the selection of KPMG LLP as our independent auditors for the year ending December 31, 2008.

Our board of directors recommends a vote “FOR” the ratification of the selection of KPMG LLP as our independent auditors for the year ending December 31, 2008.

MANAGEMENT OF LIBERTY GLOBAL, INC.

Executive Officers

The following lists the executive officers of our company (other than Michael T. Fries, our President and Chief Executive Officer, and John C. Malone, Chairman of our Board, both of whom also serve as directors and who are listed under “Proposal 1—Election of Directors”), their birth dates and a description of their business experience, including positions held with LGI.

Name	Positions
Amy M. Blair Born March 9, 1966	Senior Vice President, Global Human Resources since June 2005. Ms. Blair served as Managing Director of Human Resources for UGC Europe, Inc., now known as Liberty Global Europe, Inc. (UGC Europe), from January 2004 to June 2005, and as Vice President, Operations Management of UGC Europe’s predecessors from July 1999 to January 2004.

Charles H.R. Bracken Born May 26, 1966	Senior Vice President since April 2005 and Co-Chief Financial Officer (Principal Financial Officer) since June 2005. Mr. Bracken has served as a Co-Chief Financial Officer of UGC since February 2004 and is an officer of various other of our subsidiaries. He also served as the Chief Financial Officer of UGC Europe and its predecessors from November 1999 to June 2005. Mr. Bracken is a director of our subsidiary Telenet Group Holding NV, a Belgian public limited liability company (Telenet).

Miranda Curtis Born November 26, 1955	President of our Liberty Global Japan division since June 2005, where she is responsible for our Japanese operations. Ms. Curtis served as Senior Vice President of LGI International and President of its Asia division from March 2004 to June 2005. Ms. Curtis served as a Senior Vice President of our subsidiary, Liberty Media International Holdings, LLC (LMINT), from June 2004 to June 2005, and she served as President of LMINT and its predecessors from February 1999 to June 2004. Ms. Curtis is a director of our subsidiary J:COM, a Japanese public company.

Bernard G. Dvorak Born April 19, 1960	Senior Vice President since April 2005 and Co-Chief Financial Officer (Principal Accounting Officer) since June 2005. In addition, Mr. Dvorak has served as an officer of various subsidiaries of LGI, including LGI International, since March 2004. From July 2002 until May 2004, Mr. Dvorak served as Senior Vice President, Chief Financial Officer and Treasurer of On Command Corporation, then a subsidiary of LMC. Mr. Dvorak is a director of Telenet.

Robert M. Leighton. Born December 22, 1955	Senior Vice President, Programming since July 2007. Prior to joining our company, Mr. Leighton served as a consultant on a variety of programming matters for various companies, including LGI. Mr. Leighton served as President of Starz Encore Entertainment, a pay television provider in the United States, from January 2002 to January 2005.

Name	Positions
Elizabeth M. Markowski. Born October 26, 1948	Secretary since the formation of our company in January 2005, Senior Vice President since April 2005 and General Counsel since June 2005. She also serves in similar positions with various subsidiaries of LGI, including LGI International, since March 2004. Ms. Markowski served as a Senior Vice President of LMC from November 2000 through December 2004. Prior to joining LMC, Ms. Markowski was a partner in the law firm of Baker Botts L.L.P. for more than five years.

W. Gene Musselman Born June 1, 1944	President and Chief Operating Officer of our UPC Broadband division since June 2005, where he is responsible for our European broadband operations. Mr. Musselman served in similar positions with the UPC Broadband division of UGC Europe and its predecessors from April 2000 to June 2005. Mr. Musselman serves as an officer and/or director of various other of our European subsidiaries. Mr. Musselman is a director of Telenet.

Balan Nair Born April 9, 1966	Senior Vice President and Chief Technology Officer since July 2007. Prior to joining our company, Mr. Nair served as Chief Technology Officer and Executive Vice President for AOL LLC, a global web services company, from 2006. Prior to his role at AOL LLC, Mr. Nair spent more than five years at Qwest, most recently as Chief Information Officer and Chief Technology Officer. Mr. Nair is a director of Adtran Corp.

Shane O’Neill Born April 29, 1961	Senior Vice President and Chief Strategy Officer since June 2005. Mr. O’Neill is also President of our Chellomedia division and is an officer of various other of our European subsidiaries. Mr. O’Neill served as Chief Strategy Officer of UGC Europe and its predecessors from June 2000 to June 2005. Mr. O’Neill is a director of Austar and Telenet.

Mauricio Ramos Born October 25, 1968	President of our Liberty Global Latin America division since September 2005, where he is responsible for our operations in Puerto Rico and Latin America. He also assumed the positions of President of our wholly-owned subsidiary, Liberty Cablevision of Puerto Rico Ltd., in December 2005, and Chief Executive Officer of our majority-owned subsidiary, VTR Global Com S.A., in November 2006. Mr. Ramos served as Chief Financial Officer of our Liberty Global Latin America division from June 2005 to September 2005. Mr. Ramos served as Vice President, Business Development for the Latin America Division of UGC from March 2000 to June 2005.

Frederick G. Westerman III Born February 12, 1966	Senior Vice President, Investor Relations and Corporate Communications since June 2005. Mr. Westerman served as Chief Financial Officer of UGC and its predecessors from June 1999 to February 2004 and as UGC’s Co-Chief Financial Officer from February 2004 to June 2005.

The executive officers named above will serve in such capacities until their respective successors have been duly elected and have been qualified, or until their earlier death, resignation, disqualification or removal from office. Ms. Blair and Mr. Dvorak are married. There are no other family relationships between any of our directors and executive officers, by blood, marriage or adoption.

Involvement in Certain Proceedings

During the past five years, none of our directors or executive officers was convicted in a criminal proceeding (excluding traffic violation or similar misdemeanors) or was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws, or was a party in any proceeding adverse to our company.

Except as stated below, during the past five years, none of our directors or executive officers has had any involvement in such legal proceedings as would be material to an evaluation of his or her ability or integrity.

On December 3, 2002, our indirect subsidiary United Pan-Europe Communications NV (UPC), now known as Liberty Global Europe NV, filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code, together with a pre-negotiated plan of reorganization, in the United States District Court of the Southern District of New York. In conjunction with such filing, also on December 3, 2002, UPC commenced a moratorium of payments in the Netherlands under Dutch bankruptcy law with the filing of a proposed plan of compulsory composition or the “Akkoord” with the Amsterdam Court (Rechtbank) under the Dutch Faillissementswet. These actions were completed on September 3, 2003, when UGC Europe acquired more than 99% of the stock of, and became a successor issuer to, UPC. Messrs. Fries, Cole and Dick were members of UPC’s supervisory board and Mr. Schneider was an advisor to UPC’s supervisory board.

In June 2003, UGC’s indirect subsidiary UPC Polska, Inc. executed an agreement with some of its creditors to restructure its balance sheet. On January 22, 2004, the U.S. Bankruptcy Court confirmed UPC Polska’s Chapter 11 plan of reorganization. On February 18, 2004, UPC Polska emerged from the Chapter 11 proceedings, and UPC Polska has since dissolved. Mr. Musselman was a director of UPC Polska.

On January 12, 2004, UGC’s predecessor (Old UGC) filed a voluntary petition for relief under Chapter 11 of the U.S. Bankruptcy Code with the U.S. Bankruptcy Court for the Southern District of New York. On November 10, 2004, the U.S. Bankruptcy Court confirmed Old UGC’s pre-negotiated plan of reorganization with UGC and IDT United LLC (in which UGC had an approximate 94% fully diluted interest and 33% common equity interest), which included the terms for restructuring of Old UGC’s outstanding 10.75% Senior Discount Notes. Old UGC and IDT United owned all but approximately $25,000,000 or 2% of such Notes. Old UGC emerged from the Chapter 11 proceedings on November 18, 2004. Until August 2003, Mr. Fries was the President of Old UGC, and Mr. Schneider was a director and Chief Executive Officer of Old UGC.

EXECUTIVE COMPENSATION

In this section, we provide information, and a discussion and analysis relating to the compensation of Michael T. Fries, our chief executive officer; Charles H.R. Bracken, our principal financial officer; and our three other most highly compensated executive officers at the end of 2007: Bernard G. Dvorak, our principal accounting officer; Gene W. Musselman, president and chief operating officer of our UPC Broadband division, which is our largest operating division; and Shane O’Neill, our chief strategy officer and president of our Chellomedia division. We refer to these individuals as our “named executive officers”.

Compensation Discussion and Analysis

Overview

The compensation committee of our board of directors was established for the purposes of assisting our board in discharging its duties relating to compensation of our executive officers and of administering our incentive plans. In furtherance of its purposes, our compensation committee is responsible for identifying our primary goals with respect to executive compensation, implementing compensation programs designed to achieve those goals and monitoring performance against those goals. The chair of our compensation committee reports to our board of directors on annual compensation decisions and on the development of new programs such as our Senior Executive Performance Incentive Plan introduced in 2007. The members of our compensation committee are “independent directors” (as defined under the Nasdaq Stock Market rules), “non-employee directors” (as defined in Rule 16b-3 of the SEC’s rules under the Exchange Act) and “outside directors” (as defined in Section 162(m) of the Internal Revenue Code).

Compensation Philosophy and Goals

The compensation committee has two primary objectives with respect to executive compensation—motivation and retention—with the ultimate goal of long-term value creation for our stockholders. Executive compensation packages are designed to motivate our executive officers to maximize their contributions to the success of our company through achievement of established objectives and to reward performance that meets or exceeds these objectives. The compensation committee also evaluates executive and key employee compensation to ensure that we maintain our ability to attract and retain superior employees in key positions by offering compensation that the compensation committee believes, based on the general business and industry knowledge and experience of its members, is competitive with the compensation paid to similarly situated employees of companies in our industry and companies with which we compete for talent.

Role of Executive Officers in Compensation Decisions

All compensation decisions with respect to our executive officers, including our named executive officers, are made by our compensation committee and decisions with respect to our chief executive officer’s compensation are made in private sessions of the committee without the presence of management. As discussed further below, our chief executive officer is actively engaged in compensation decisions for our other executive officers in a variety of ways, including recommending annual salary increases, annual performance goals and the level of target and/or maximum performance awards for his executive team and evaluating their performance. With the assistance of our Human Resources and Legal Departments, he is also involved in formulating the terms of proposed performance or incentive award programs for consideration by the compensation committee, evaluating alternatives and recommending revisions. Other executive officers, within the scope of their job responsibilities, participate in gathering and presenting to the compensation committee for its consideration data and legal, tax and accounting analyses relevant to compensation and benefit decisions.

Setting Executive Compensation

To achieve the foregoing compensation objectives, the compensation packages provided to our executive officers, including our named executive officers, include three main components: salary, annual cash performance awards and long-term incentive awards. Consistent with past practice, these three main components of compensation were also made available during 2007 to approximately 150 employees in the United States, Europe and other countries. The relative weighting of the components, the design of the performance and incentive awards and the overall value of the compensation package for individual employees varies based on the employee’s role and responsibilities, as well as his or her performance against established objectives.

For our executive officers, the total value of the compensation package is most heavily weighted to performance and incentive awards because of the significance of the executives’ roles and responsibilities to the overall success of our company. Further, long-term incentive awards are the largest component of executive compensation, serving the goals of retention as well as alignment with stockholders’ interests. Following the LGI Combination, the compensation committee’s objective was for 50% or more of each executive officer’s target annual compensation to be comprised of the fair value of his or her long-term incentive awards for the year, with base salary and the target annual performance award comprising the balance. Although the compensation committee did not set specific percentages that each compensation element should represent of total compensation as determined in accordance with SEC rules, we have provided the relevant percentages, based on the amounts reflected in the Summary Compensation Table, under “—Narrative to Summary Compensation and Grants of Plan-Based Awards Tables” below.

In approving the level of each compensation element for our named executive officers, the compensation committee considers a number of factors, including:

•	The responsibilities assumed by the individual executive and the significance of his role to achievement of our financial, strategic and operational objectives;

•	The experience, overall effectiveness and demonstrated leadership ability of the individual executive;

•	The performance expectations set for our company and for the individual executive and the overall assessment by the compensation committee of actual performance; and

•	Retention risks at specific points in time with respect to individual executives.

The compensation committee has not retained a compensation consultant to advise it on a regular basis in connection with the design or implementation of executive compensation packages. It did, however, engage a compensation consultant, Frederick W. Cook & Co., to assist it in connection with our Senior Executive Performance Incentive Plan as described below.

Elements of Our Compensation Packages

The implementation of our compensation approach—generally and for 2007 specifically—is described below.

Base Salary

General. Base salary represents the least variable element of our executives’ compensation and is provided as an economic consideration for each executive’s level of responsibility, expertise, skills, knowledge and experience. The base salary levels of our executive officers were initially set in 2005, taking into account each executive’s salary level prior to the LGI Combination, on a stand alone basis and in relation to the base salary levels of other executives of LGI with the same, more or less responsibilities, as well as the other factors referenced above. Decisions with respect to increases in base salaries for our named executive officers subsequent to 2005 have been based on company-wide budgets and increases in the cost of living.

Decisions for 2007. Our compensation committee approved a 4% increase in the base salaries of each of our executive officers, including our named executive officers. This percentage increase was consistent with the budget authorization given to each of our department and business unit heads for aggregate salary increases for U.S. and European employees in their department or unit. The actual percentage salary increase varied among employees, other than our executive officers, as determined by their department or business unit head. Our named executive officers’ base salaries for 2007 are reflected in the “Salary” column of the Summary Compensation Table below.

For 2008, our compensation committee approved a similar base salary increase of 4%, which was in line with our 2008 budget authorization for U.S. and European employees.

Annual Performance Awards

General. Since the LGI Combination in 2005, annual cash performance awards pursuant to the LGI Incentive Plan have been a component of our executive officers’ compensation package. These awards are one of the variable components of compensation designed to motivate our executives to achieve our annual business goals and reward them for superior performance.

At its first regular meeting following the end of each fiscal year, the compensation committee reviews with our chief executive officer the financial performance of our company during the prior year, his performance, his evaluation of the performance of each of the other executive officers and key employees participating in the annual performance award program and his recommendations with respect to their performance awards. The compensation committee determines whether our financial performance for the prior fiscal year has satisfied the base performance objective set by the compensation committee, which is a precondition to the payment of any award to our named executive officers. It then determines, in a private session without the presence of management, the amount of the cash performance award to be paid to our chief executive officer. The compensation committee also approves the cash performance awards to be paid to the other participants in the program, including our other named executive officers.

Generally at the same meeting, the compensation committee approves the terms of the cash performance award program for the current year. It reviews the list of participants and their proposed target and maximum annual performance awards and discusses with our chief executive officer (a) the proposed base performance objective for the year, (b) the individual performance goals that our chief executive officer has approved for each of our other executive officers and (c) his proposed performance goals and any modifications the compensation committee may desire. In a private session without the presence of management, the compensation committee approves the target and maximum annual performance award and individual performance goals for our chief executive officer.

For additional information on our annual cash performance award program, see “—Narrative to Summary Compensation and Grants of Plan-Based Awards Tables” below.

Decisions for 2007. The amount of the 2007 target annual performance awards approved in February 2007 for each named executive officer was unchanged from 2006. Also, as in 2006, the maximum award for all participants in the program was set at 200% of the target award. The base performance objective approved by the compensation committee required that our consolidated 2007 operating cash flow equal or exceed 105% of 2006 “rebased” operating cash flow. The definition of operating cash flow was consistent with our historical definition of this term for public disclosure purposes: revenue less operating, selling, general and administrative expenses (excluding depreciation and amortization, stock-based compensation and impairment, restructuring and certain other operating changes and credits). To calculate “rebased” 2006 operating cash flow, we adjusted our historical 2006 results in the same manner as we do for public disclosure purposes: (a) to include the pre-acquisition results of certain entities acquired in 2007 and 2006 to the same extent that the post-acquisition results of these entities were included in our historical 2007 results and (b) for consistency with 2007 foreign exchange rate translations.

The base performance objective was designed so that payment of the awards would qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code. Although set at a level lower than our public guidance for rebased operating cash flow growth, there could be no assurance that the objective would be achieved, particularly in light of our already significant operating cash flow growth in 2006 and the increasingly competitive environment in which we operate.

At its meeting in February 2008, the compensation committee determined that the base performance objective had been exceeded. It then considered whether to exercise its discretion to reduce the maximum award payable to any of our named executive officers.

The individual performance goals for each named executive officer consisted of numerous qualitative measures, which included strategic, financial, transactional, organizational and/or operational goals tailored to the individual’s role within the company. In making its decision, the compensation committee does not apply any particular weighting across the individual performance goals or relative to other considerations, nor does it require that the executive satisfy each of his or her goals in order to receive the maximum award. Rather, exercise of the compensation committee’s discretion in each case was based on its assessment of our 2007 financial performance and the individual named executive officer’s performance overall and as compared to his 2007 performance goals.

Our chief executive officer’s performance goals included over 40 separate objectives organized around four main themes: key operating budget targets and operational initiatives; acquisition and disposition transactions and opportunities; liquidity, leverage and capital structure targets and initiatives; and core initiatives for each functional group. In its evaluation of our chief executive officer’s 2007 performance, the compensation committee noted that most of Mr. Fries’s performance goals were met and many were exceeded, including the following:

•	Key budget metrics relating to operating cash flow growth and operating cash flow margin were met or exceeded.

•	Key transactions in Japan and Belgium were successfully concluded.

•	All key financing initiatives were completed despite difficult credit market conditions.

•	Our stock repurchase programs were successfully implemented.

•	Our stock price improved significantly in 2007 and traded at a multiple of operating cash flow higher than that of other large U.S. and European cable companies.

The compensation committee gave significant credit to Mr. Fries’s (a) strong leadership ability, (b) in-depth knowledge of our operations and finances and understanding of the issues and challenges of our business, and (c) consistent efforts to keep our board of directors informed and provided with the tools it needs to make decisions, including through balanced and comprehensive meeting materials and presentations, periodic in-depth reviews of specific markets or strategic issues, updates between board meetings, and annual visits to operational sites.

After considering all of the foregoing, the compensation committee approved payment to Mr. Fries of the maximum amount of 200% of his target cash performance award for fiscal 2007.

With respect to our other named executive officers, the compensation committee gave significant deference to our chief executive officer’s evaluation of their performance against their respective 2007 performance goals and the resulting annual performance rating. The compensation committee also considered the scope of their responsibilities and the role each played in our financial, operational and strategic performance in 2007. The members of the compensation committee also have frequent interaction with each of these executives at meetings of the board of directors and events planned for the directors, which interaction assists in informing their judgment. Based on the foregoing, the compensation committee approved payment to each of Messrs. Bracken, Musselman and O’Neill of the maximum amount of 200% of their respective target cash performance awards, and to Mr. Dvorak of 175% of his target cash performance award, for fiscal 2007.

The awards made to our named executive officers under the 2007 cash performance award program are reflected in the Summary Compensation Table below under the “Non-Equity Incentive Plan Compensation” column.

A total of 13 executive officers, including our named executive officers, and key employees participated in the same 2007 cash performance award program. Our compensation committee approved aggregate awards of $10,208,000 to the 13 participants. Awards for participants, other than our named executive officers, ranged from 150% to 175% of their respective 2007 target cash performance awards.

At the same meeting in 2008, our compensation committee approved performance goals for 2008 cash performance awards for our executive officers and certain key employees. Except for the base performance objective and individual performance goals, the terms of the 2008 cash performance award program, including the target performance awards and the maximum amounts payable, are the same as the 2007 cash performance award program.

Long-Term Incentive Awards

General. Prior to 2007, the long-term incentive award component of our executive officers’ compensation packages was comprised of conventional equity awards, which in 2006 were allocated 50% to options, in the case of U.S. taxpayers, or stock appreciation rights (SARs), in the case of non-U.S. taxpayers, and 50% to restricted shares. This allocation applied equally to all employees participating in our annual equity grant program (approximately 145 employees in 2006, including executives).

Historically these equity awards have represented a significant portion of our executives’ compensation in order to ensure that they have a continuing stake in our long-term success. Further, they serve the goal of retention through vesting requirements and forfeiture provisions and, in the case of restricted shares, by providing some measure of equity incentive compensation during periods when good performance by our company is not reflected in our stock price for industry or market reasons outside our control. We do not have stock ownership guidelines and our equity awards, including awards made by UGC and LGI International prior to the LGI Combination, have generally been the principal means by which our executive officers acquire our stock.

Beginning with 2007, our compensation committee adopted a new approach to long-term incentive awards for most of our executive officers, including our named executive officers, and a few key employees through the introduction of our Senior Executive Performance Incentive Plan discussed below. The participants in the Senior Executive Performance Incentive Plan were not eligible to receive new option, SAR or restricted share awards in 2007 and will not be eligible to receive such awards in 2008. The only exception to this rule allowed by the plan terms was for an initial grant of options and restricted share units to an executive hired after the plan was adopted. For approximately 150 other employees, including approximately 40 employees who participate in a similar but smaller management incentive plan, conventional equity awards were made in 2007.

Senior Executive Performance Incentive Plan. When our compensation committee and board of directors authorized implementation of the Senior Executive Performance Incentive Plan on October 31, 2006 and November 1, 2006, respectively, they identified three principal goals that the plan was designed to achieve:

•	to focus the senior management team on the opportunity to maximize the value of our company through superior operating performance;

•	to supplement the senior management team’s current equity compensation position; and

•	to create a critical five-year retention tool to ensure stability of the senior management team.

In furtherance of these identified goals, the Senior Executive Performance Incentive Plan includes the following key features:

•

a two-year performance period beginning January 1, 2007, during which we must achieve a minimum compound annual growth rate, or CAGR, in adjusted consolidated operating cash flow of 12% for any award to be earned and a high CAGR of 17% for the maximum achievable awards to be earned;

•	a three-year service period during which the earned awards will be paid or will vest, in equal semi-annual installments, subject to forfeiture or acceleration in certain circumstances;

•	compensation committee discretion to determine the method of payment of the award, which may include restricted share units, unrestricted shares, cash or any combination of the foregoing; and

•	continuing compensation committee discretion to reduce awards based on its assessment of the participant’s individual job performance during the performance period and the service period.

The terms of the Senior Executive Performance Incentive Plan, which was adopted pursuant to the LGI Incentive Plan, are described in greater detail under “—Narrative to Summary Compensation and Grants of Plan-Based Awards Tables” below. The factors considered by the compensation committee in formulating the terms of the plan and allocating the maximum achievable awards are discussed below.

Information and Analyses Considered. During the development of the Senior Executive Performance Incentive Plan, our compensation committee considered our chief executive officer’s proposals for the design of the plan and information and analyses presented by senior management, including:

•	a comprehensive tally sheet of our executives’ estimated total compensation for 2006;

•	the percentage of our equity represented by outstanding equity awards held by the prospective participants in the plan;

•	a summary of the value realized by the prospective participants from option and SAR exercises over the two and one-half year period ending in June 2006;

•	a summary of the estimated future value of the currently outstanding equity awards held by each prospective participant, assuming specified annual increases in our stock price through 2010;

•	an analysis of the hypothetical increase in our equity value through 2010 applying assumptions based on our long-range plan and varying multiples of operating cash flow; and

•	analyses of tax and accounting treatments.

Our compensation committee also considered: (a) alternative structures presented by its compensation consultant for consideration, (b) the consultant’s recommended changes to certain terms of management’s proposal, (c) the consultant’s comments on the data provided by management, and (d) certain data and analyses provided by the consultant. The compensation consultant engaged by the compensation committee had not previously been retained by our company and did not advise management or receive any other compensation from our company, other than its fee for advising the compensation committee. The consultant was instructed by the chairman of our compensation committee to provide an analysis of management’s proposed plan terms and suggest alternatives and revisions, keeping in mind the goals the compensation committee was attempting to achieve.

The consultant provided the compensation committee with analyses of market data related to executive compensation levels and practices at 11 companies in the broadcasting and cable television industry classification and two companies in the integrated telecommunications services industry classification. The list of 13 companies was jointly developed by the consultant and our compensation committee and included a mix of companies with primarily domestic operations, companies with primarily foreign operations and companies that are larger than, smaller than or equivalent in size to our company in terms of sales, market capitalization and other measures. The companies selected were British Sky Broadcasting Group, Inc., Cablevision Systems Corporation, Canwest Global Communications Corp., Charter Communications, Inc., Clear Channel Communications, Inc., Comcast Corporation, DirecTV Group, Inc., Echostar Communications Corporation, Embarq Corporation, NTL Incorporated, Qwest Communications International, Inc., Shaw Communications Inc. and Univision Communications Inc. The consultant’s report indicated that our company was between the 25th percentile and the median of this group of companies on the measures of sales and EBITDA (as defined by the consultant), between the median and the 75th percentile on the measures of market capitalization and employees and above the 75th percentile on the measure of total assets.

The compensation committee reviewed the data for general informational purposes, as one factor to inform its decision, and not with a view to setting the compensation levels of our executives at any particular percentile of compensation of the comparator group. It did note, however, the consultant’s conclusion that our chief executive officer’s 2006 target total cash compensation and target total direct compensation were each below the 25th percentile for this group of companies, which confirmed the compensation committee’s view that his then compensation package was no longer competitive.

Our compensation committee requested data on compensation in the private equity market because private equity firms have been our principal competitors for acquisitions and talent and, in the compensation committee’s view, presented the most significant threat to the stability of our management team. Because there was little or no publicly available data on compensation in the private equity market, the data provided by the consultant was limited to a summary of the percentage of equity reserved for management in eight leveraged buyout transactions in 2004 and 2005, which ranged from 4.9% to 16.4% with a median of 7.8%. Our compensation committee also took note of a competing employment offer received and ultimately accepted by one of our then executives.

In determining the size of the plan the compensation committee gave most weight to (a) the percentage of our equity represented by the equity awards already held by the prospective plan participants relative to the percentages reserved for management in the private equity transactions identified by its consultant, and (b) the hypothetical increase in our equity value if the plan’s performance objectives were achieved. Other past compensation decisions, as reflected in the tally sheet and the summary of values realized from past equity grant exercises, did not affect the compensation committee’s decision.

Emphasis on Achievement of Identified Goals. In approving the Senior Executive Performance Incentive Plan, our compensation committee and our board of directors determined that the terms of the plan were appropriately designed to achieve the identified goals. The plan emphasizes superior operating performance by requiring a double digit growth rate for any award to be earned and a high 17% growth rate for the maximum award to be earned. Operating cash flow was selected as the performance metric because it is the primary measure used by our board and management to evaluate our operating performance and to decide how to allocate capital and resources to our operating segments. We also believe it is one of the principal measures used by analysts and investors to value our stock and compare our performance to other companies in our industry, although our definition of operating cash flow may differ in some respects from cash flow measurements provided by other public companies.

In lieu of annual equity awards during the two-year performance period, the senior management team will have the opportunity to participate in the estimated future value creation associated with achieving the superior growth rates set by the plan. This is designed to ensure that senior management, as a team, is focused on meeting our performance objectives, while supplementing their current stock-based compensation, which is inherently tied to stock price movements. The requirement that each participant continue to achieve specified individual performance ratings in our annual performance review process is intended to ensure that all participants in the plan are contributing to our success in their respective areas of responsibility.

The current intention of our compensation committee is to pay awards that are earned under the plan in restricted share units at the beginning of 2009, although it has reserved the right to use other forms of consideration based on market conditions at the time. This will further serve the goal of supplementing the senior management team’s current equity compensation while strengthening the alignment of their interests with those of our stockholders over the three-year service/vesting period.

Our compensation committee and board of directors viewed stability of current management as a critical factor in achieving our performance objectives. To meet this retention goal, the term of the plan was set at five years, with a three-year service/vesting period during which awards earned in the performance period will be subject to the risk of forfeiture or reduction. Our normal vesting schedule was also modified for purposes of the plan to provide for semi-annual rather than quarterly vesting.

Decisions for 2007. When implementation of the Senior Executive Performance Incentive Plan was originally approved, the aggregate amount of the maximum achievable awards for all participants was contemplated to be $400 million. The compensation committee subsequently reduced the overall size of the plan to $313.5 million, of which an aggregate of $302.5 million in maximum achievable awards have been allocated to 13 participants. To ensure that the interests of certain key personnel at other levels in our organization are aligned with the interests of our senior management team in achieving our performance goals, the compensation committee approved a similar plan providing for aggregate maximum achievable awards of $86.5 million for approximately 40 participants.

In February 2007, the compensation committee approved the final plan documentation and the allocation of the maximum achievable awards among our then current executive officers. The maximum achievable awards allocated to each of our named executive officers are reflected in the Grants of Plan-Based Awards Table in the “Maximum” column under “Estimated Future Payouts under Equity Incentive Plan Awards”. The aggregate maximum achievable awards of our named executive officers ($194 million) represent 62% of the total potential awards ($313.5 million) authorized by the compensation committee. The maximum achievable award allocated to Mr. Fries represents 20.4% of the total potential awards. The maximum achievable awards allocated to each of Messrs. Bracken, Musselman and O’Neill represent 11.2% of the total potential awards, and to Mr. Dvorak represents 8% of the total potential awards. The maximum achievable awards allocated to the remaining participants in the Senior Executive Performance Incentive Plan range from 2.1% to 6.4% of the total potential awards.

Prior to approving the maximum achievable awards, the compensation committee, over the course of several meetings, discussed with our chief executive officer his proposed allocation of the awards among the participants and his assessment of the other participants on five measures: budgetary impact, strategic impact, retention risk, market value of the participant’s position, and succession risk. The compensation committee made its determination of the maximum achievable award for each of our named executive officers in a private session, without the presence of management. With respect to our chief executive officer’s maximum achievable award, the compensation committee noted the critical role he was expected to play in our achievement of the significant operating cash flow growth target set by the plan. In making its determination, the compensation committee did not specify any particular ratio that our chief executive officer’s maximum achievable award should bear to those of our other executive officers. We note, however, that the maximum achievable award of each of our next three most highly compensated executives are approximately 55% of our chief executive officer’s maximum achievable award.

The long-term incentive awards of our named executive officers are reflected in the Summary Compensation Table below under the “Stock Awards” and “Option Awards” columns. The dollar amounts in these columns for 2007 reflect the stock compensation expense we recognized for financial reporting purposes with respect to our named executive officers’ participation in the Senior Executive Performance Incentive Plan and conventional equity awards granted to them in 2006 and prior years, without regard to whether the named executive officer has or ultimately will realize a financial benefit from the awards.

Other Benefits

We do not offer perquisites and other personal benefits on a general basis to our executive officers. The personal benefits we have provided are limited in scope and fall into four principal categories:

•	limited personal use of our corporate aircraft;

•	an annual auto allowance or use of a company auto for our executive officers working in Europe and Chile;

•	personal benefits under our expatriate policy; and

•	an executive health plan.

Under our aircraft policy, our chief executive officer, and other executive officers with his approval, may use our corporate aircraft for personal travel, provided such officer has executed a time sharing agreement and pays us the aggregate incremental cost of the personal flight up to limits imposed by regulations of the Federal Aviation Administration. Also under our aircraft policy, our chief executive officer and, with his approval, our other executive officers may have family members or other personal guests accompany them on our corporate aircraft while traveling on business without reimbursing us for the incremental cost attributable to the personal guest. On limited occasions, we have allowed a business-related flight to land at an airport other than its destination airport or home base to drop off or pick up a passenger for personal convenience without requiring reimbursement of our incremental cost. The taxable income of an executive will include imputed income equal to the value of the personal use of our aircraft by him and by his personal guests determined using a method based on the Standard Industry Fare Level (SIFL) rates, as published by the IRS (in the case of U.S. taxpayers), or based on the cost of a commercial ticket (in the case of U.K. taxpayers), to the extent that the value derived by such applicable method exceeds the amount the executive has paid us for such personal use.

The methods we use to determine our incremental cost attributable to personal use of our corporate aircraft are described under “—Aircraft Policy” below. Because our aircraft are used primarily for business travel, this methodology excludes fixed costs that do not change based on usage, such as salaries of pilots and crew, purchase costs of aircraft and costs of maintenance and upkeep.

For our management-level employees in the Netherlands, the U.K. and certain other European countries and in Chile, including three of our named executive officers who work in these locations, we either provide use of a company auto or an annual auto allowance, with variations in the cost of providing this benefit based on the employee’s position and location.

We also provide personal benefits to one of our named executive officers under our expatriate policy applicable to U.S. citizens working in Europe. These benefits include an allowance for the increased cost of living (housing, goods and services) in the European location relative to the United States, tuition for dependents, home leave travel, tax preparation fees and relocation expenses on termination of the assignment. In determining the amount of the cost of living differential under this policy, we use a third party service which takes into account size of family, location and income, up to a capped amount of income.

In March 2007, our compensation committee authorized an executive health plan for our executive officers to proactively manage and improve the health of our executive officers, including our named executive officers. The benefits of this program include a complete medical history review, annual physical examinations, comprehensive laboratory testing, diagnostic testing and consultations with specialists.

Our named executive officers also participate in various benefit plans offered to all salaried employees in the applicable country of employment.

Tax and Accounting Considerations

In making its compensation decisions, our compensation committee considers the limitations on deductibility of executive compensation under Section 162(m) of the Internal Revenue Code. That provision prohibits the deduction of compensation in excess of $1 million paid to certain executives, subject to certain exceptions. One exception is for performance-based compensation, including stock options and SARs, granted under stockholder-approved plans such as the LGI Incentive Plan. Our compensation committee generally seeks to design the principal elements of our compensation program, such as option/SAR grants, annual cash performance awards and our Senior Executive Performance Incentive Plan, so as to ensure deductibility consistent with the requirements of Section 162(m). It has not, however, adopted a policy requiring all compensation to be deductible, in order to maintain flexibility in making compensation decisions. Certain portions of the compensation paid to our named executive officers, such as non-business use of our corporate aircraft for which we are not reimbursed and grants of restricted shares and restricted share units that do not include a performance condition to vesting, may not be deductible due to the application of Section 162(m). Our compensation committee also endeavors to ensure that any compensation that could be characterized as non-qualified deferred compensation complies with Section 409A of the Internal Revenue Code, including by amending existing compensatory arrangements.

Our compensation committee also takes into account from time to time, as appropriate, the accounting treatment of compensation elements in determining types and levels of compensation, including method of payment, for our executive officers.

Recoupment Policy

Our Senior Executive Performance Incentive Plan provides that if our consolidated financial statements for any of the years ended December 31, 2006, 2007 or 2008 are required to be restated at any time as a result of an error (whether or not involving fraud or misconduct) and our compensation committee determines that if the financial results had been properly reported the portion of the maximum achievable awards that would have been earned by participants under the plan would have been lower than the awards actually earned by them, then each participant will be required to refund and/or forfeit the excess amount of his or her earned award.

Except as described above, we have not yet adopted an incentive compensation recoupment policy related to restatements of our financial statements.

Post-Employment Benefits and Change in Control

We have not adopted a severance policy covering our named executive officers or other executive officers. Certain of our named executive officers are entitled to limited post-employment benefits that arise under or are the same as their benefits under arrangements in existence prior to the LGI Combination. See “—Employment and Other Agreements” below. Otherwise, they are entitled to the same benefit of accelerated vesting of all or part of conventional equity awards made under the LGI Incentive Plan or UGC’s incentive plans on certain termination-of-employment events as other holders of such awards. Similarly, the LGI Incentive Plan and UGC’s incentive plans accord the same treatment to all holders of conventional equity awards granted under the applicable plan upon the occurrence of certain change-in-control events. Accordingly, the existence of these potential post-employment and change-in-control benefits has not influenced our compensation committee’s decisions with respect to executive compensation.

In designing the Senior Executive Performance Incentive Plan, however, our compensation committee determined that only a limited set of events would warrant acceleration of awards thereunder. The plan does not guarantee that any portion of an award will be accelerated upon termination of employment, except as a result of death or disability. Awards will only be accelerated upon specified change-in-control events if the awards are not continued on the same terms or conditions or, in the case of certain corporate reorganization transactions, effective provision has not been made for the assumption or continuation of the awards on equivalent terms. Following a change in control, an award will be accelerated if the participant’s employment is terminated without cause or the participant resigns for good reason.

The compensation committee believed these limited acceleration events related to a change in control provided appropriate protection to participants and would serve to maintain morale and aid retention during the disruptive circumstances of a change in control. For additional information on post-employment benefits and change-in-control provisions, see “—Potential Payments upon Termination or Change in Control” below.

Timing of Equity Awards

At its meeting on May 2, 2006, our compensation committee adopted a policy to consider and approve proposed annual grants of equity awards to employees, including our named executive officers when they are eligible to receive awards, at the compensation committee meeting held in conjunction with our board’s regularly scheduled second quarter meeting each year. Typically this meeting occurs at the beginning of May. The exercise price or base price of option and SAR grants approved at this meeting are set at the respective closing prices of our Series A common stock and Series C common stock on the date of the meeting. Grants of equity awards to eligible employees would otherwise only be made in connection with significant events, such as hiring or promotion.

Compensation Committee Report

The compensation committee has reviewed the “Compensation Discussion and Analysis” above and discussed it with management. Based on such review and discussions, the compensation committee recommended to our board that the “Compensation Discussion and Analysis” be included in this proxy statement.

Submitted by the Members of the Compensation Committee:

John P. Cole, Jr.

Larry E. Romrell

J.C. Sparkman

Summary Compensation

The following table sets forth information concerning the compensation of our named executive officers for fiscal years 2007 and 2006. As discussed in the footnotes, the values presented in the tables do not always reflect the actual compensation received by our named executive officers during the relevant fiscal year.

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($)(1)(3)	Option Awards ($)(2)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Michael T. Fries Chief Executive Officer and President	2007 2006	920,000 900,346	(6)	— —	19,167,446 1,051,513	2,474,560 2,927,773	1,600,000 1,600,000	17,279 16,743	24,179,285 6,496,375

Charles H.R. Bracken Senior Vice President, Co-Chief Financial Officer (Principal Financial Officer)	2007 2006	734,294 649,271	(7) (7)	— —	10,163,581 222,064	1,092,293 1,897,044	1,000,000 1,000,000	88,794 73,384	13,078,962 3,841,763

Bernard G. Dvorak Senior Vice President, Co-Chief Financial Officer (Principal Accounting Officer)	2007 2006	487,000 468,000		— —	7,198,477 101,000	450,329 742,737	875,000 875,000	17,507 16,613	9,028,313 2,203,350

W. Gene Musselman President and Chief Operating Officer, UPC Broadband Division	2007 2006	619,000 605,880	(6)	— —	10,163,581 222,064	1,092,293 1,897,044	1,000,000 1,000,000	1,634,424 1,189,115	14,509,298 4,914,103

Shane O’Neill Senior Vice President, Chief Strategy Officer	2007 2006	651,537 576,843	(7) (7)	— —	10,163,581 222,064	1,092,293 1,897,044	1,000,000 1,000,000	82,889 468,665	12,990,300 4,164,616

(1)	The dollar amounts shown in the “Stock Awards” column do not reflect whether the named executive officer has realized a financial benefit from the award or the amount of the benefit realized. Rather, such dollar amounts reflect the stock compensation expense we recognized with respect to these awards for financial reporting purposes in accordance with the Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004) (FAS 123R). The dollar amounts for 2007 include the expense attributable to each named executive officers’ maximum achievable award under our five-year Senior Executive Performance Incentive Plan, no portion of which has yet been earned. The dollar amounts for 2007 and 2006 also include the expense attributable to restricted stock awards granted in 2006 and prior years that were not fully vested at the beginning of the applicable year. No restricted stock grants were made to our named executive officers in 2007. The components of the 2007 stock compensation expense reflected in this column are as follows:

	Reported FAS 123R Expense
	Restricted Stock ($)	Senior Executive Performance Incentive Plan ($)
Michael T. Fries	1,127,185	18,040,261
Charles H.R. Bracken	297,814	9,865,767
Bernard G. Dvorak	151,500	7,046,977
W. Gene Musselman	297,814	9,865,767
Shane O’Neill	297,814	9,865,767

The assumptions used to calculate the dollar amounts set forth in this column are described in note 3.

(2)	The dollar amounts shown in the “Option Awards” column do not reflect whether the named executive officer has realized a benefit from the award or the amount of the benefit realized. Rather, such dollar amounts reflect the stock compensation expense we recognized for financial reporting purposes in accordance with FAS 123R with respect to option/SAR awards related to LGI stock and, with respect to Mr. Fries, synthetic options related to the stock of our indirect wholly-owned subsidiary United Chile. The dollar amounts for 2007 and 2006 include the expense attributable to option/SAR awards granted in 2006 and prior years that were not fully vested at the beginning of the applicable year, and fully vested synthetic option awards that will be paid in cash upon exercise. No option or SAR awards were granted to our named executive officers in 2007. The assumptions used to calculate the dollar amounts set forth in this column are described in note 3.

(3)	The assumptions used to calculate the stock compensation expense attributable to restricted stock, options and SARs and synthetic options granted in and prior to 2006 are set forth below. In accordance with SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

Awards related to LGI stock:

	2002	2003	2004	2005	2006
Risk-free Interest Rate	4.07%	4.396%	3.61%-4.36%	3.7%-4.55%	4.58%-5.2%
Expected Life	5 years	2.25 years	6 years	4-6 years	4.5-6 years
Expected Volatility	86.3%	28.4%	25%-100%	25.25%-45.6%	24.8%-29.6%
Expected Dividend Yield	None	None	None	None	None

United Chile synthetic options:

2007
Risk-free Interest Rate	3.2%
Expected Life	3 years
Expected Volatility	100%
Expected Dividend Yield	None

As described under “—Narrative to Summary Compensation and Grants of Plan-Based Awards Tables” below, our Senior Executive Performance Incentive Plan is a five year plan with a two year performance period beginning January 1, 2007 and a three year service period beginning January 1, 2009. During the service period, the portion of the maximum achievable award actually earned during the performance period will be paid or will vest, subject to forfeiture or reduction under certain circumstances, in six equal semi-annual installments on each March 31 and September 30, commencing March 31, 2009. Compensation expense is recognized for financial reporting purposes using the accelerated attribution method and, for 2007, assumes that the maximum achievable award is earned and applies risk-free interest rates of 3.05%-3.27%.

(4)	The dollar amounts in the “Non-Equity Incentive Plan Compensation” column reflect the annual cash performance awards earned by the named executive officers during the years indicated under the LGI Incentive Plan. For 2007, the compensation committee determined the final award amounts at its February 20, 2008 meeting, which awards were paid out shortly thereafter.

(5)	The following table provides additional information about the 2007 amounts that appear in the “All Other Compensation” column in the Summary Compensation Table above:

Name	401(k) Plan(a)	U.K. Defined Contribution Plan(b)	Auto Allowance	Expatriate Benefits(c)	Misc(d)	Total
Michael T. Fries	$15,500	—	—	—	$1,779	$17,279
Charles H.R. Bracken	—	$56,297	$29,004	—	$3,493	$88,794
Bernard G. Dvorak	$15,500	—	—	—	$2,007	$17,507
W. Gene Musselman	$15,500	—	—	$1,606,188	$12,736	$1,634,424
Shane O’Neill	—	$48,920	$29,004	—	$4,965	$82,889

(a)	Represents matching employer contributions made under our 401(k) Plan. Under the plan, participants may make contributions annually, subject to federal limits, and we make a matching contribution equal to 100% of the participant’s contribution up to 10% of their cash compensation (excluding awards under the LGI Incentive Plan). Messrs. Fries, Dvorak and Musselman are fully vested in their respective 401(k) accounts.

(b)	Represents employer contributions pursuant to the Liberty Global Group Pension Plan. Under this plan, Liberty Global Europe Ltd. (LGE) retains a plan provider that assists participating U.K. employees with establishing individual pension plans, which are defined contribution personal retirement savings plans. The employer then makes contributions annually to each participant’s pension plan equal to a percentage of the participant’s base salary, which varies based on age group. During 2007, the employer contributions applicable to Messrs. Bracken and O’Neill increased by 1% to 8% and 9% of base salary, respectively, as they each entered into a new age group under the Plan. The maximum employer contribution is 14% of base salary for employees over the age of 60. Beginning in 2007, participants are required to make a minimum contribution of at least 3% of their base salary to their individual pension plans. The participant’s contributions are not capped although the tax benefits to the participant are significantly less if such participant’s annual contributions exceed £225,000 ($450,180) or a lifetime contribution in excess of £1.6 million ($3.2 million), as set by the U.K. government. Participating U.K. employees, including Messrs. Bracken and O’Neill, are fully vested in the employer contributions to their respective pension plans.

(c)	Amounts reflect the following benefits received by Mr. Musselman for 2007 as an expatriate working in our Amsterdam, the Netherlands office, in accordance with our expatriate policy for U.S. citizens working in Europe:

•	Cost of living differential ($103,281).

•	Use of a company auto ($25,639), tuition for dependents ($27,269), home leave travel ($14,956) and tax preparation fees.

•

Tax related payments in 2007 as follows: foreign tax payments ($762,482); U.S. tax payment ($22,446); and tax equalization payment ($648,784). Although these payments were paid in 2007, some relate to expatriate benefits in prior years. Also, the foregoing amounts do not reflect offsets resulting from tax withholding from Mr. Musselman during the applicable years. Because of time lags in tax determination, differences in taxable periods between jurisdictions, the availability of foreign tax credits or refunds and the potential receipt of substantial credits or refunds in subsequent years, there may be significant differences in incremental tax payments from year to year. As a result, these amounts overstate our actual incremental costs for tax-related payments on behalf of Mr. Musselman.

(d)	Amounts reflect the following:

•

Premiums for term life insurance under our group term life insurance benefit plan for U.S. employees for Messrs. Fries, Dvorak and Musselman for the full year 2007 and for Mr. O’Neill for the portion of 2007 that he was employed by our U.S. subsidiary, Liberty Global Services II, LLC (LGSII).

•

Premiums for term life insurance for Messrs. Bracken and O’Neill under LGE’s group life assurance policy for U.K. employees. Payments made on behalf of Messrs. Bracken and O’Neill under our executive health plan.

•

Our aggregate incremental cost attributable to Mr. Musselman’s personal use of our aircraft. Aggregate incremental cost for personal use of our aircraft is determined on a per flight basis and includes fuel, hourly costs of aircraft maintenance for the applicable number of flight hours, in-flight food and beverage services, trip-related hanger and tie down costs, landing and parking fees, travel expenses for crew and other variable costs specifically incurred.

•

The cost of club memberships for Messrs. O’Neill and Musselman. Mr. O’Neill pays 25% of the annual membership fee for his club. The membership used by Mr. Musselman is a joint membership with an officer of our Netherlands subsidiary and the amount included in the table has been adjusted for such joint membership.

(6)	The 2006 amounts shown in the “Salary” column for Mr. Fries and Mr. Musselman include one week of 2005 pay that was paid to them, at their 2005 salary rates, in early 2006. As a result of this payment, which was made in connection with the adjustment of payroll policies following the LGI Combination, the amounts shown for Messrs. Fries and Musselman for 2006 exceed their respective 2006 salary rates.

(7)	For the years indicated, Mr. Bracken and Mr. O’Neill received their salaries and certain perquisites and employee benefits in British pounds, which have been converted for this presentation to U.S. dollars based upon the average exchange rate in effect during each respective year (0.4998 for 2007 and 0.5426 for 2006). Starting in November 2007, Mr. O’Neill receives a portion of his salary in U.S. dollars as a result of entering into a dual employment arrangement with LGSII and with our U.K. subsidiary, Chellomedia Services Ltd. (CSL).

Grants of Plan-Based Awards

The table below sets forth certain information concerning awards granted to our named executive officers under the LGI Incentive Plan during the year ended December 31, 2007, as more fully described below under “—Narrative to Summary Compensation and Grants of Plan-Based Awards Tables”. The dollar amounts under “Estimated Future Payouts Under Equity Incentive Plan Awards” relate to the participation of the named executive officers in our five-year Senior Executive Performance Incentive Plan. No portion of their awards under this plan has yet been earned. Following the two-year performance period of this plan on December 31, 2008, the amount of the award actually earned will be paid or will vest in semi-annual installments over the next three years, subject to forfeiture, reduction or, in limited circumstances, acceleration. The amounts in the “Target” column under this heading were calculated in accordance with SEC rules as if the performance period had ended on December 31, 2007.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			Grant Date Fair Value of Stock & Option Awards ($)(3)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
Michael T. Fries	Feb. 26, 2007	—	800,000	1,600,000	32,000,000	61,440,000	64,000,000	54,870,229
Charles H.R. Bracken	Feb. 26, 2007	—	500,000	1,000,000	17,500,000	33,600,000	35,000,000	30,007,157
Bernard G. Dvorak	Feb. 26, 2007	—	500,000	1,000,000	12,500,000	24,000,000	25,000,000	21,433,683
W. Gene Musselman	Feb. 26, 2007	—	500,000	1,000,000	17,500,000	33,600,000	35,000,000	30,007,157
Shane O’Neill	Feb. 26, 2007	—	500,000	1,000,000	17,500,000	33,600,000	35,000,000	30,007,157

(1)	The actual amount of the 2007 cash performance award approved for each named executive officer is reflected in the “Non-Equity Incentive Plan Compensation” column under the Summary Compensation Table.

(2)	The maximum achievable awards for each of our named executive officers are shown in the “Maximum” column and assume the 17% CAGR is achieved and each named executive officer’s performance rating during the performance period satisfies the plan requirements. The dollar amounts in the “Threshold” column assume the 12% CAGR is achieved and each named executive officer’s performance rating during the performance period satisfies the plan requirements. In accordance with SEC rules, the amount specified in the “Target” column reflects the award that would have been earned had the performance period ended December 31, 2007, based on the 16.2% growth rate in our consolidated operating cash flow, as adjusted, for fiscal 2007 as compared to 2006, and each named executive officer’s 2007 performance rating. There can be no assurance that this growth rate will be sustained in 2008 or as to the actual CAGR that will be achieved for the full performance period.

(3)	The dollar amount in this column is the amount determined in accordance with FAS 123R to be the fair value of each named executive officer’s maximum achievable award on the date of grant. Such amount excludes the impact of estimated forfeitures and assumes a range of risk-free interest rates of 3.05% - 3.27%.

Narrative to Summary Compensation and Grants of Plan-Based Awards Tables

The amounts reported for 2007 in the Summary Compensation Table include salary, annual and long-term incentive awards, benefits and perquisites as more fully described in “—Compensation Discussion and Analysis” above. The following discussion focuses on the annual and long-term incentive components of 2007 total compensation and the related grants reflected in the Grants of Plan-Based Awards Table. Additional information with respect to the other components of 2007 compensation is provided in the notes to the Summary Compensation Table. Also discussed below are the percentages that various elements of compensation represent of our named executive officers’ total compensation as reflected in the Summary Compensation Table.

Non-Equity Incentive Plan Awards

The awards reported for 2007 in the “Non-Equity Incentive Plan” column of the Summary Compensation Table reflect the amounts earned by our named executive officers under our annual cash performance awards program for fiscal 2007 (and paid in 2008).

At its meeting in February 2007, the compensation committee approved target cash performance awards and performance goals for 2007 for each participant in the program, maximum cash performance awards of 200% of the respective target awards, and a base performance objective relating to 2007 operating cash flow that had to be achieved in order for our named executive officers to earn any portion of their 2007 target awards.

At its meeting in February 2008, the compensation committee determined that the 2007 base performance objective had been met. Under the program, the compensation committee could then approve payment to the named executive officers of their maximum awards, subject to the compensation committee’s discretion to reduce the amount of the award to be paid or pay no award to any named executive officer. For the other participants in the program, the compensation committee had the discretion to approve payments ranging from 0% to 200% of the individual’s 2007 target award.

The target 2007 awards for each of our named executive officers and the maximum payout of 200% of the target award are shown in the Grants of Plan-Based Awards Table under “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards”. Because the compensation committee has discretion to pay no award notwithstanding the achievement of the base performance objective, no “threshold” or minimum awards are reflected for the 2007 cash performance awards program in the Table.

Equity Incentive Plan Awards

In accordance with SEC rules, equity incentive plan awards are those awards that fall within the scope of FAS 123R. In the Summary Compensation Table, the dollar amount of stock compensation expense recognized in a fiscal year with respect to an equity incentive plan award is reflected in the Stock Awards column or the Option Awards column depending on the nature of the award. Over 90% of the dollar amounts shown for our named executive officers’ Stock Awards for 2007 represent the stock compensation expense calculated in accordance with FAS 123R related to their participation in our Senior Executive Performance Incentive Plan described more fully below. The balance of the dollar amounts in the Stock Awards columns and all of the dollar amounts in the Option Awards column relate to restricted stock awards and option or SAR awards, respectively, granted prior to 2007.

As described under “—Compensation Discussion and Analysis” above, our Senior Executive Performance Incentive Plan is a five-year plan with a two-year performance period beginning January 1, 2007, and a three- year service period beginning January 1, 2009. The Senior Executive Performance Incentive Plan provides each participant with the opportunity to earn varying percentages of a maximum achievable award allocated to such participant based primarily on our achievement of a specified performance objective. Participants are generally not eligible for grants of equity awards under the LGI Incentive Plan during the two-year performance period.

For a participant to earn any portion of his or her maximum achievable awards, our consolidated operating cash flow for fiscal 2008 as compared to our consolidated operating cash flow for 2006, each as adjusted, must yield a CAGR for the two-year performance period of not less than 12% (the base performance objective). The adjustments to consolidated operating cash flow are specified in the Senior Executive Performance Incentive Plan and will be made pursuant to guidelines adopted by the compensation committee. These adjustments relate to events that affect comparability, such as acquisitions and dispositions during the performance period and changes in foreign currency exchange rates. For example, the results of our Belgian broadband operations will be excluded from consolidated operating cash flow in calculating the CAGR.

If the base performance objective is met, the percentage of the maximum achievable awards that participants will become eligible to receive will initially be determined based on the CAGR achieved as illustrated in the following table (with percentages for CAGRs in between the CAGRs shown in the table determined by interpolation):

CAGR Achieved	% of Maximum Achievable Award
17%	100%
16%	95%
15%	80%
14%	65%
13%	55%
12%	50%

The amount of a participant’s award initially determined based on the CAGR achieved may be reduced in the discretion of the compensation committee if the participant’s individual annual performance rating for any year in the performance period does not meet or exceed a target rating. If a participant’s annual performance rating for any year in the performance period is less than a specified minimum rating, the award may be reduced to zero.

The amount of a participant’s maximum achievable award that the compensation committee determines to have been earned following the conclusion of the performance period (earned award) will be paid or will vest during the three-year service period, and will be subject to forfeiture or acceleration as described below in certain circumstances. See “—Potential Payments Upon Termination or Change in Control” below. Further, the compensation committee will have the discretion to reduce the unpaid or unvested balance of a participant’s earned award by up to 50% based on an assessment of such participant’s individual job performance during that period.

Payment of earned awards may be made in restricted share units of our Series A and Series C common stock, unrestricted shares of our Series A and Series C common stock, cash or any combination of the foregoing, at the compensation committee’s discretion, subject to the LGI Incentive Plan’s limitations on the number of shares that may be subject to equity awards granted to any person in any calendar year and on the amount of cash that may be received by any person in any calendar year with respect to cash awards. See “Incentive Plans—LGI Incentive Plan”. Payments will be made or will vest in equal semi-annual installments on each March 31 and September 30, commencing March 31, 2009. The compensation committee has determined that its current intention is to settle awards earned under the Senior Executive Performance Incentive Plan in restricted share units, although it reserved the right to change that determination in the future.

Generally, a participant in the Senior Executive Performance Incentive Plan must continue to be employed by LGI or one of its subsidiaries (a) at the end of the performance period to earn any award and (b) at each semi- annual payment date during the service period to avoid forfeiture of the unpaid or unvested balance of the earned award. Termination of employment due to death or disability during the performance period will result in acceleration of payment of a pro rata portion of the participant’s maximum achievable award or of the award that would have been earned had employment continued, respectively, discounted from each semi-annual payment date during the service period to present value on the actual date of payment. Termination of employment due to death or disability during the service period will result in the accelerated payment or vesting of the balance of the participant’s earned award, discounted on the same basis.

If termination of employment is voluntary or for cause, the participant will forfeit any remaining rights under the plan. If the participant’s employment is terminated without cause or the participant resigns for good reason, the compensation committee has the discretion to accelerate payment of some portion of the participant’s maximum achievable award, if the cessation of employment occurs during the performance period, or accelerate payment or vesting of some portion of the remaining balance of his earned award, if the cessation of employment occurs during the service period. There is no guarantee of acceleration and in no event may the accelerated amount exceed what the participant would have received if his employment had terminated due to disability.

Certain change-in-control events will result in the acceleration of a participant’s maximum achievable award or the remaining balance of his earned award, discounted to present value on the actual date of payment or vesting, but only if the Senior Executive Performance Incentive Plan and outstanding awards are not continued on the same terms and conditions or effective provision has not been made for the assumption or continuation of the plan and the outstanding awards on equivalent terms. If the Senior Executive Performance Incentive Plan and awards are so continued or assumed, then the awards will not be accelerated, unless the participant’s employment thereafter ceases as a result of death, disability, termination without cause or resignation for good reason. For additional information on change-in-control provisions, see “—Potential Payments upon Termination or Change in Control” below.

Percentages of Total Compensation

The following table shows the percentages that each of the following elements of our named executive officers’ compensation represented of their total 2007 compensation and total 2006 compensation as reflected in the Summary Compensation Table:

•	Salary—Represents the principal fixed element of annual compensation.

•	Annual cash performance award—Represents the principal variable element of annual cash compensation. Reflected in the “Non-Equity Incentive Plan Compensation” column.

•	Long-term incentive awards—Represents long-term variable compensation which is the largest component of compensation. Reflected in the “Stock Awards” and “Option Awards” columns.

Named Executive Officer	Salary		Cash Performance Award			Long-Term Incentive Awards
	2007	2006	2007		2006	2007	2006
Michael T. Fries	3.8%	13.9%	6.	6%	24.6%	89.5%	61.3%
Charles H.R. Bracken(1)	5.6%	16.9%	7.	6%	26.0%	86.1%	55.2%
Bernard G. Dvorak	5.4%	21.2%	9.	7%	39.7%	84.7%	38.3%
W. Gene Musselman(2)	4.3%	12.3%	6.	9%	20.3%	77.6%	43.1%
Shane O’Neill(1)	5.0%	13.9%	7.	7%	24.0%	86.6%	50.9%

(1)	Mr. Bracken’s salary and certain other benefits reflected in the Summary Compensation Table are paid in British pounds. Similarly, portions of Mr. O’Neill’s salary and other benefits are paid in British pounds. These amounts are converted to U.S. dollars for purposes of the tabular presentation at the average exchange rate for the year. Other elements of their compensation, including annual cash performance awards and equity incentive plan awards, are paid or denominated in U.S. dollars. Changes in foreign exchange rates affect comparability from year to year.

(2)	Mr. Musselman’s total compensation includes tax-related payments in accordance with our expatriate policy that, as described in note 5 to the Summary Compensation Table. If these tax-related payments were excluded from his 2007 total compensation, his salary would represent 4.7% of his total compensation; his cash performance award would represent 7.6% of his total compensation; and long-term incentive awards would represent 86.1% of his total compensation.

Outstanding Equity Awards at Fiscal Year-End

The table below sets forth certain information concerning options, SARs and restricted stock held by our named executive officers at year end 2007, as well as their unearned awards under our five-year Senior Executive Performance Incentive Plan, which are reflected in the “Equity Incentive Plan Awards” columns under “Stock Awards”. Notes 8 and 9 to the table explain how the numbers of shares and dollar amounts in these columns were calculated in accordance with SEC rules.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(8)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(9)
Michael T. Fries
Series A	517,198			$9.85		01/30/12	5,447	(3)	$1,254,472	789,674	$30,947,328
		55,492	(1)	$6.84	(2)	10/01/13	12,500	(4)
	88,569	59,048	(3)	$19.64		11/24/14	14,063	(5)
		12,930	(1)	$12.54		10/01/13
		55,492	(1)	$10.90		10/01/13
	78,750	61,250	(6)	$24.02		07/14/12
	24,375	40,625	(5)	$20.48		05/02/13
Series C	317,198			$9.32		01/30/12	5,447	(3)	$1,171,246	833,360	$30,492,672
		55,492	(1)	$6.48	(2)	10/01/13	12,500	(4)
	88,569	59,048	(3)	$18.60		11/24/14	14,063	(5)
		12,930	(1)	$11.87		10/01/13
		55,492	(1)	$10.31		10/01/13
	78,750	61,250	(6)	$22.73		07/14/12
	24,375	40,625	(5)	$19.92		05/02/13
United Chile	200,000			$19.23		12/06/10

Charles H.R. Bracken
Series A		44,393	(1)	$6.84	(2)	10/01/13	3,180	(3)	$675,753	431,853	$16,924,320
		44,393	(1)	$10.90		10/01/13	14,063	(5)
	8,620	34,480	(3)	$19.64		11/24/14
	10,625	37,188	(6)	$24.02		07/14/12
	5,312	26,563	(5)	$20.48		05/02/13
Series C		44,393	(1)	$6.48	(2)	10/01/13	3,180	(3)	$630,921	455,744	$16,675,680
		44,393	(1)	$10.31		10/01/13	14,063	(5)
	8,620	34,480	(3)	$18.60		11/24/14
	10,625	37,188	(6)	$22.73		07/14/12
	5,312	26,563	(5)	$19.92		05/02/13
Bernard G. Dvorak
Series A	10,625	37,188	(6)	$24.02		07/14/12	9,375	(5)	$367,406	308,466	$12,088,800
	5,937	26,563	(5)	$20.48		05/02/13
		17,021	(7)	$17.16		06/22/14
	559			$17.54		07/08/12
Series C	37,812	37,188	(6)	$22.73		07/14/12	9,375	(5)	$343,031	325,531	$11,911,200
	15,937	26,563	(5)	$19.92		05/02/13
		17,021	(7)	$16.25		06/22/14
	559			$16.61		07/08/12

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(8)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(9)
W. Gene Musselman
Series A		44,393	(1)	$6.84	(2)	10/01/13	3,180	(3)	$675,753	431,853	$16,924,320
	12,210	34,480	(3)	$19.64		11/24/14	14,063	(5)
		44,393	(1)	$10.90		10/01/13
	47,812	37,188	(6)	$24.02		07/14/12
	15,937	26,563	(5)	$20.48		05/02/13
Series C		44,393	(1)	$6.48	(2)	10/01/13	3,180	(3)	$630,921	455,744	$16,675,680
	51,720	34,480	(3)	$18.60		11/24/14	14,063	(5)
		44,393	(1)	$10.31		10/01/13
	47,812	37,188	(6)	$22.73		07/14/12
	15,937	26,563	(5)	$19.92		05/02/13

Shane O’Neill
Series A	44,393	44,393	(1)	$6.84	(2)	10/01/13	3,180	(3)	$675,753	431,853	$16,924,320
	44,393	44,393	(1)	$10.90		10/01/13	14,063	(5)
	8,620	34,480	(3)	$19.64		11/24/14
	10,625	37,188	(6)	$24.02		07/14/12
	5,312	26,563	(5)	$20.48		05/02/13
Series C	44,393	44,393	(1)	$6.48	(2)	10/01/13	3,180	(3)	$630,921	455,744	$16,675,680
	44,393	44,393	(1)	$10.31		10/01/13	14,063	(5)
	8,620	34,480	(3)	$18.60		11/24/14
	10,625	37,188	(6)	$22.73		07/14/12
	5,312	26,563	(5)	$19.92		05/02/13

(1)	Vests on October 1, 2008.

(2)	Pursuant to the terms of the SARs, upon exercise, the holder will receive stock with a fair market value equal to the excess of (x) the lesser of the capped value or the fair market value of the applicable series of common stock on the date of exercise over (y) the base price, less applicable withholding taxes. For the Series A SARs, the capped value is $10.90. For the Series C SARs, the capped value is $10.31.

(3)	Vests in eight equal quarterly installments from February 3, 2008 through November 3, 2009.

(4)	Vests in three equal quarterly installments from January 14, 2008 through July 14, 2008.

(5)	Vests in 10 equal quarterly installments from February 2, 2008 through May 2, 2010.

(6)	Vests in seven equal quarterly installments from January 14, 2008 through July 14, 2009.

(7)	Vests in two equal annual installments on the following dates: June 22, 2008 and June 22, 2009.

(8)	Represents an estimate of the number of Series A and Series C restricted shares that would be issued to each of our named executive officers at the end of the performance period of our Senior Executive Performance Incentive Plan. For purposes of calculating the estimate, we have assumed that:

•

Each named executive officer will earn an award equal to the amount shown in the “Target” column under “Estimated Future Payouts of Equity Incentive Plan Awards” in the Grants of Plan-Based Awards Table; and

•	The market price of our Series A and Series C common stock when the number of shares issuable is determined will equal their respective closing market prices on December 31, 2007.

In accordance with the terms of the Senior Executive Performance Incentive Plan, the shares to be issued with respect to a participant’s earned award will be allocated between Series A and Series C shares in as nearly as practicable the same proportions as the outstanding shares of Series A and Series C common stock at the time.

(9)	Equals the dollar amount shown for each named executive officer in the “Target” column under “Estimated Future Payouts of Equity Incentive Plan Awards” in the Grants of Plan-Based Awards Table.

Option Exercises and Stock Vested

The table below sets forth certain information concerning each exercise of options and SARs by, and each vesting of restricted stock for, our named executive officers during the year ended December 31, 2007.

	Option Awards				Stock Awards
Name	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($)		Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)
Michael T. Fries
Series A	162,702	(2)	$3,423,273	(3)	25,013	$948,813
Series C	162,702	(4)	$3,227,029	(3)	25,013	$892,436

Charles H.R. Bracken
Series A	166,768	(5)	$2,922,915	(3)	7,214	$270,098
Series C	166,768	(6)	$2,797,705	(3)	7,214	$254,208

Bernard G. Dvorak
Series A	64,209	(7)	$1,115,752		3,749	$140,188
Series C	27,022	(7)	$511,315		3,749	$131,808

W. Gene Musselman
Series A	132,199	(8)	$2,358,810	(3)	7,214	$270,098
Series C	92,689	(9)	$1,454,629	(3)	7,214	$254,208

Shane O’Neill
Series A	269,655	(10)	$4,483,009	(3)	7,214	$270,098
Series C	269,655	(11)	$4,258,834	(3)	7,214	$254,208

(1)	Includes restricted shares withheld by us at the election of each of our named executive officers to pay the minimum withholding tax due upon vesting of the restricted shares in 2007.

(2)	Consists of (x) 55,491 Series A shares subject to stock appreciation rights (Capped SARs), which, by their terms, were automatically exercised on their vesting date and have a capped value of $10.90 per share (which was $30.89 less than the closing market price of our Series A shares on the exercise date), and (y) 107,211 Series A shares subject to customary stock appreciation rights (Uncapped SARs), which were exercised at the election of Mr. Fries. The actual number of shares issued to Mr. Fries upon exercise of these SARs, after taking into account the spread between the base price and the capped value or the closing market price, as applicable, and giving effect to the withholding of shares for taxes, was 3,176 Series A shares in respect of the exercised Capped SARs and 45,380 Series A shares in respect of the exercised Uncapped SARs.

(3)	Value realized on all Capped SARs has been calculated based upon the applicable capped value, rather than the closing market price of the applicable series of shares on the applicable exercise date.

(4)	Consists of (x) 55,491 Series C shares subject to Capped SARs, which, by their terms, were automatically exercised on their vesting date and have a capped value of $10.31 per share (which was $29.01 less than the closing market price of our Series C shares on the exercise date), and (y) 107,211 Series C shares subject to Uncapped SARs, which were exercised at the election of Mr. Fries. The actual number of shares issued to Mr. Fries upon exercise of these SARs, after taking into account the spread between the base price and the capped value or closing market price, as applicable, and giving effect to the withholding of shares for taxes, was 3,184 Series C shares in respect of the exercised Capped SARs and 45,332 Series C shares in respect of the exercised Uncapped SARs.

(5)	Consists of (x) 44,393 Series A shares subject to Capped SARs with a capped value of $10.90 per share (which was $31.10 less than the closing market price of our Series A shares on the exercise date), and (y) 122,375 Series A shares subject to Uncapped SARs. These Capped SARs and Uncapped SARs were exercised at the election of Mr. Bracken. The actual number of shares issued to Mr. Bracken upon exercise of these SARs, after taking into account the spread between the base price and the capped value or the closing market price, as applicable, and giving effect to the withholding of shares for taxes, was 2,531 Series A shares in respect of the exercised Capped SARs and 39,379 Series A shares in respect of the exercised Uncapped SARs.

(6)	Consists of (x) 44,393 Series C shares subject to Capped SARs with a capped value of $10.31 per share (which was $29.13 less than the closing market price of our Series C shares on the exercise date), and (y) 122,375 Series C shares subject to Uncapped SARs. These Capped SARs and Uncapped SARs were exercised at the election of Mr. Bracken. The actual number of shares issued to Mr. Bracken upon exercise of these SARs, after taking into account the spread between the base price and the capped value or closing market price, as applicable, and giving effect to the withholding of shares for taxes, was 2,543 Series C shares in respect of the exercised Capped SARs and 39,726 Series C shares in respect of the exercised Uncapped SARs.

(7)	Consists of shares underlying stock options, which were exercised at the election of Mr. Dvorak.

(8)	Consists of (x) 44,393 Series A shares subject to Capped SARs, which, by their terms, were automatically exercised on their vesting date and have a capped value of $10.90 per share (which was $30.89 less than the closing market price of our Series A shares on the exercise date), (y) 48,296 Series A shares subject to Uncapped SARs, which were exercised at the election of Mr. Musselman, and (z) 39,510 Series A shares underlying stock options, which were exercised at the election of Mr. Musselman. The actual number of shares issued to Mr. Musselman upon exercise of the SARs, after taking into account the spread between the base price and the capped value or the closing market price, as applicable, and giving effect to the withholding of shares for taxes, was 2,762 Series A shares in respect of the exercised Capped SARs and 22,093 Series A shares in respect of the exercised Uncapped SARs.

(9)	Consists of (x) 44,393 Series C shares subject to Capped SARs, which, by their terms, were automatically exercised on their vesting date and have a capped value of $10.31 per share (which was $29.01 less than the closing market price of our Series C shares on the exercise date), and (y) 48,296 Series C shares subject to Uncapped SARs, which were exercised at the election of Mr. Musselman. The actual number of shares issued to Mr. Musselman upon exercise of these SARs, after taking into account the spread between the base price and the capped value or closing market price, as applicable, and giving effect to the withholding of shares for taxes, was 2,769 Series C shares in respect of the exercised Capped SARs and 22,019 Series C shares in respect of the exercised Uncapped SARs.

(10)	Consists of (x) 88,786 Series A shares subject to Capped SARs with a capped value of $10.90 per share (which was $23.43 less than the closing market price of our Series A shares on the exercise date), and (y) 180,869 Series A shares subject to Uncapped SARs. These Capped SARs and Uncapped SARs were exercised at the election of Mr. O’Neill. The actual number of shares issued to Mr. O’Neill upon exercise of these SARs, after taking into account the spread between the base price and the capped value or the closing market price, as applicable, and giving effect to the withholding of shares for taxes, was 6,195 Series A shares in respect of the exercised Capped SARs and 63,353 Series A shares in respect of the exercised Uncapped SARs.

(11)	Consists of (x) 88,786 Series C shares subject to Capped SARs with a capped value of $10.31 per share (which was $22.19 less than the closing market price of our Series C shares on the exercise date), and (y) 180,869 Series C shares subject to Uncapped SARs. These Capped SARs and Uncapped SARs were exercised at the election of Mr. O’Neill. The actual number of shares issued to Mr. O’Neill upon exercise of these SARs, after taking into account the spread between the base price and the capped value or closing market price, as applicable, and giving effect to the withholding of shares for taxes, was 6,221 Series C shares in respect of the exercised Capped SARs and 63,459 Series C shares in respect of the exercised Uncapped SARs.

Employment and Other Agreements

We do not have employment agreements with Mr. Dvorak, Mr. Fries or any of our other U.S. based executive officers. As is customary with our other expatriate employees, we have an employment agreement with Mr. Musselman with respect to his expatriate assignment in the Netherlands. In addition, as is customary in the U.K., we have employment agreements with each of Mr. Bracken and Mr. O’Neill. We also have a U.S. employment agreement with Mr. O’Neill with respect to his Chief Strategy Officer position. We also have not adopted a severance policy covering our executive officers. Mr. Fries continues to be covered by a severance policy of UGC that was in existence at the time of the LGI Combination. Each of our named executive officers also holds equity awards granted under the LGI Incentive Plan, the incentive plans of UGC and/or the transitional plan for LGI International. Such plans are described below under “Incentive Plans”.

Michael T. Fries. In March 2001, as amended in December 2003, UGC’s board of directors approved a severance policy with respect to certain of its employees, including Mr. Fries. Pursuant to the policy, if certain change-in-control events occur and within one year of the occurrence, Mr. Fries’s employment is terminated without cause, Mr. Fries dies, or Mr. Fries resigns his employment for any reason (subject to timely notice), then all of the equity incentive awards originally granted to him by UGC and held by him upon such termination would vest in full and be exercisable until the third anniversary of the termination date (or their earlier expiration). See “—Potential Payments upon Termination or Change in Control” below. If, unrelated to or more than one year after the occurrence of a change-in-control event, the employment of Mr. Fries was terminated without cause, then the UGC-granted equity incentive awards held by him would vest as to that portion of the awards that would have vested prior to the second anniversary of the date of termination and would remain exercisable until the first anniversary of the termination date (or their earlier expiration). Any vesting and continued exercisability of such equity incentive awards pursuant to the UGC severance policy would be subject to his execution of a release and his agreement not to compete with UGC and its subsidiaries in the broadband communications business and not to solicit its employees for a period of 24 months following termination of his employment. The benefits of this policy replaced any severance or other benefits of UGC’s then existing policies, including under its incentive plans, available to Mr. Fries following these change-in-control events, except that, in the case of a change in control not approved by the board of directors, the terms of the applicable UGC incentive plan under which the equity award was granted would govern the vesting and exercisability of such award if such terms were more favorable to Mr. Fries. UGC has two incentive plans approved in 1993 and 2003, respectively. Awards under the 1993 incentive plan are fully vested but not all awards under the 2003 incentive plan (the UGC 2003 Plan) are fully vested.

Charles H.R. Bracken. On December 15, 2004, LGE entered into an Executive Service Agreement with Charles H.R. Bracken in connection with the continued appointment of Mr. Bracken as Co-Chief Financial Officer of UGC. Following the LGI Combination, Mr. Bracken became our Co-Chief Financial Officer. The Executive Service Agreement has an indefinite term and may be terminated by either party upon six months’ notice or by LGE at any time upon shorter notice and payment to Mr. Bracken of his salary and benefits for any unexpired portion of the six months’ notice period at the date his employment terminates. His equity awards will also continue to vest during such six-month notice period. Mr. Bracken’s employment may also be terminated immediately upon notice for cause. If LGE terminates Mr. Bracken’s employment other than for cause or disability, Mr. Bracken will also be entitled to a lump sum severance payment equivalent to his basic salary and benefits for six months, subject to his signing a release. In the event Mr. Bracken becomes disabled and such disability continues for a specified period, LGE may reduce future payments under the Executive Service Agreement to the amount reimbursed by its disability insurer for the duration of Mr. Bracken’s disability or, under certain circumstances, terminate his employment as described above.

Mr. Bracken’s basic salary, which for 2008 is £382,000, is subject to annual review and, in the discretion of our compensation committee, upward adjustment. The benefits to which he is entitled pursuant to the Executive Service Agreement include an auto allowance and participation in the Liberty Global Group Pension Plan and group life insurance, permanent ill health insurance (equivalent to disability insurance) and medical and dental insurance schemes. In addition, the Executive Service Agreement provides for Mr. Bracken to be made whole for any non-U.K. tax liability he may incur with respect to his salary and other amounts due him and for any additional U.K. tax or social security cost he may incur with respect to business expenses or reimbursement paid by LGE for work performed by him outside the U.K.

The Executive Service Agreement includes restrictions on Mr. Bracken’s (a) use or disclosure of trade secrets for so long as they are trade secrets, (b) use or disclosure of confidential or proprietary information during the term of his employment and for two years after termination of his employment, and (c) competition with and solicitation of executives or certain employees of LGE, its parent entities or any subsidiary of LGE or its parent entities for a period of six months after termination of his employment.

Gene M. Musselman. Mr. Musselman is employed as President and Chief Operating Officer of our UPC Broadband division pursuant to an employment agreement dated December 4, 2002, as amended, with UGC and its subsidiary, Liberty Global Europe NV, to which he is seconded. Following the LGI Combination, we assumed the obligations of UGC under the agreement. The current expiration date of the agreement is December 31, 2009. Mr. Musselman’s employment agreement may be terminated at any time with or without cause. If his employment is terminated by us without cause, Mr. Musselman will be entitled to a severance payment equal to the lesser of his salary for 24 months or his salary for the remaining term of the agreement and repatriation to a destination of his choosing in the United States, subject to his signing a release.

Mr. Musselman’s base salary, which for 2008 is $644,000, is subject to annual review and, in the discretion of our compensation committee, adjustment. In addition to his base salary, Mr. Musselman receives standard benefits related to his foreign assignment, including a cost of living differential, use of a company auto, tuition reimbursement for dependents, air travel to the United States for home leave and tax equalization payments. He also participates in the standard benefit package provided to all of our U.S. employees, including group life insurance, medical and dental coverage, disability insurance and our 401(k) Plan. The agreement includes restrictions on Mr. Musselman’s use or disclosure of confidential information during or after the term of his employment.

Shane O’Neill. On January 10, 2005, LGE entered into an Executive Service Agreement with Mr. O’Neill in connection with the continued appointment of Mr. O’Neill as the Chief Strategy Officer of UGC Europe and President of its Chellomedia division. Following the LGI Combination, he also became our Chief Strategy Officer. During 2007, Mr. O’Neill entered into a new Executive Service Agreement with CSL and a U.S. employment agreement with LGSII. The new Executive Service Agreement, which is similar to his old Executive Service Agreement, concerns Mr. O’Neill’s position as President of our Chellomedia division. The U.S. employment agreement concerns his position as our Chief Strategy Officer. Both agreements became effective November 1, 2007, and have indefinite terms.

Similar to Mr. Bracken’s Executive Service Agreement, Mr. O’Neill’s Executive Service Agreement may be terminated by either party upon six months notice, but his U.S. employment agreement may be terminated by either party at any time. In the event LGSII terminates the U.S. employment agreement without cause, the Executive Service Agreement will also terminate (unless we otherwise state) and the amount payable by CSL with respect to Mr. O’Neill’s salary and benefits during the six month notice period under the Executive Service Agreement shall include a payment equivalent to Mr. O’Neill’s salary for the same period under his U.S. employment agreement. His equity awards will also continue to vest during such six-month notice period. Mr. O’Neill’s employment may also be terminated immediately upon cause. If the termination of both agreements is not for cause or disability, Mr. O’Neill will also be entitled to a six-month severance payment under his Executive Services Agreement, payable in a lump sum, subject to him signing a release. Such severance payment will include six month’s salary under his U.S. employment agreement if it is also terminated.

In the event the Executive Service Agreement is terminated and not the U.S. employment agreement, the parties have agreed to negotiate in good faith an employment agreement with a non-U.S. affiliate; however, such agreement to negotiate does not guarantee that a new employment agreement with a non-U.S. affiliate will be reached. During such negotiations, any rights of Mr. O’Neill to a severance payment equivalent to his salary under both agreements and benefits under his Executive Services Agreement for six months, similar to Mr. Bracken’s, shall be deferred until such negotiations are concluded and, if a new agreement is reached, waived.

Mr. O’Neill’s basic salary for 2008 under the new Executive Service Agreement is £170,000 and is subject to annual review and, in the discretion of our compensation committee, upward adjustment. Mr. O’Neill’s basic salary for 2008 under the U.S. employment agreement is $345,000 and is subject to annual review and, in the discretion of our compensation committee, adjustment. Except for the U.S. life insurance and disability benefits based on Mr. O’Neill’s U.S. salary, all of Mr. O’Neill’s benefits, including life insurance and disability benefits based on his U.K. salary, are under his Executive Service Agreement and are substantially similar to those described for Mr. Bracken. In the event Mr. O’Neill becomes disabled and such disability continues for a specified period, (a) CSL may reduce future payments under the Executive Service Agreement to the amount reimbursed by its disability insurer for the duration of Mr. O’Neill’s disability or, under certain circumstances, terminate his employment as described above, and (b) LGSII may terminate his employment under the U.S. employment agreement.

Aircraft Policy

In November 2005, our board approved a policy for the personal use of our aircraft by members of our board, our chief executive officer and such other senior executives as may be approved by our chief executive officer. The policy requires each user to lease the corporate aircraft for personal use pursuant to an aircraft time sharing agreement and to pay us an amount equal to the aggregate incremental cost of each flight up to certain limits established under the Federal Aviation Administration rules. Incremental costs may include fuel, oil, lubricants and other additives, hanger and tie down costs away from aircraft home airport, travel expenses for crew, landing and parking fees, customs and immigration fees, insurance obtained for a specific flight, in-flight food and beverage services, ground transportation, de-icing fees and flight planning and weather contract services.

With approval, family members or guests may join a senior executive or director on a business flight. We do not charge for these additional passengers. For SEC disclosure purposes, however, we calculate an incremental cost for additional passengers, who are personal guests of our named executive officers or directors, which is treated as a personal benefit to the applicable named executive officer or director. Such incremental cost is determined based on our average direct variable costs per passenger for fuel and in-flight food and beverage services, plus, when applicable, customs and immigrations fees specifically incurred. For U.S. tax reporting purposes, when family members or guests of a director or senior executive travel on business flights, the value of such personal use, determined using a method based on SIFL rates as published by the IRS, is imputed as income to such director or senior executive. For tax reporting purposes in the U.K., when family members or guests of a senior executive travel on business flights, the value of such personal use, determined based on the cost of a commercial ticket, is imputed as income to such senior executive. A director or senior executive may also have imputed income from SIFL (in the case of U.S. taxpayers) or from commercial ticket cost (in the case of U.K. taxpayers) for a personal flight if the imputed amount exceeds the incremental costs paid for use of the plane. In accordance with applicable tax rules and regulations, such imputed income is included in taxable income for the applicable director or senior executive.

Notwithstanding the policy, we and our flight crew retain the authority to determine when a flight may be cancelled or changed for safety or maintenance reasons. For use of our aircraft by Mr. Schneider, see “Director Compensation—Compensation Arrangements with Certain Directors”.

The Federal Aviation Administration (FAA) recently published a number of historical opinions and determinations it made in 1991 in response to written requests it had received relating to the operation of company owned aircraft under Subpart 91 of the Federal Aviation Regulations (Subpart 91). These historical documents had not previously been published in any generally recognizable sources for FAA legal interpretations. Such guidance may indicate that, when operating under Subpart 91, companies cannot lease to individuals company aircraft where a charge, fee or assessment is made for such transportation. Based upon this guidance, we will be revisiting our aircraft policy.

Potential Payments upon Termination or Change in Control

The tables set forth below under “Termination of Employment” and “Change in Control” reflect the potential payments to our named executive officers in connection with termination of their employment or a change in control as of December 31, 2007. The Termination of Employment Table assumes that a change in control has not occurred. The Change in Control Table assumes that a change in control has occurred. Certain of our plans and agreements provide benefits upon the occurrence of a change in control without regard to whether employment is terminated, whereas others have a “double trigger” requiring employment to be terminated for benefits to be realized. These are separately reflected in the Change in Control Table.

The amounts provided in the tables are based on the assumptions stated below. The actual amounts may be different at the time of termination due to various factors. In addition, we may enter into new arrangements or modify these arrangements from time to time.

•

The amounts in the tables for unvested options and SARs that vest on an accelerated basis or continue to vest is based on the spread between the exercise or base price of the award and the applicable closing market price on December 31, 2007, and in the case of capped SARs, the lesser of the capped value and such closing market price. Restricted shares that would vest on an accelerated basis or continue to vest are valued using the applicable closing market price on December 31, 2007. On December 31, 2007, the closing market price for our Series A stock was $39.19 per share and for our Series C stock was $36.59 per share.

•

The amounts for Messrs. Bracken and O’Neill assume they receive a lump sum payment in cash of salary and benefits instead of six months’ notice of termination under their employment agreements. Also, to the extent compensation to these executive officers is paid in British pounds, it has been converted to U.S. dollars based upon the average exchange rate in effect during 2007.

•	The information on Mr. O’Neill assumes his Executive Service Agreement and his U.S. employment agreement are both terminated.

•

In both tables, termination of employment is assumed to occur during the performance period under the Senior Executive Performance Incentive Plan and the named executive officer is assumed to have met his target annual performance rating for the year. In the Change in Control Table, a change-in-control event is also assumed to have occurred during the performance period.

Each of our named executive officers has unvested or unearned awards under the LGI Incentive Plan and the Senior Executive Performance Incentive Plan, respectively. Except for Mr. Dvorak, they also have unvested awards under the UGC 2003 Plan. Mr. Fries is also covered by the severance policy approved by UGC’s board of directors. Messrs. Bracken, Musselman and O’Neill each have employment agreements. UGC’s severance policy and the termination provisions of these employment agreements are described under “—Employment and Other Agreements” above. Our equity incentive plans are described under “Incentive Plans” below and the Senior Executive Performance Incentive Plan is described under “—Narrative to Summary Compensation and Grants of Plan-Based Awards Tables” above. In addition to such descriptions, additional information on the termination and/or change in control provisions of these plans and agreements is provided below.

Termination of Employment

The availability of benefits under our plans or agreements varies with the reason employment terminates as described below.

Voluntary Termination. The executive would retain his vested equity grants under the incentive plans, which must be exercised within the period following termination prescribed by the applicable plan. There would be no other payments or benefits.

Retirement. No benefits are payable in the event of retirement; however, under the UGC 2003 Plan a person who retires at age 62 or greater may have additional time to exercise his vested UGC equity awards depending on the terms of the respective awards. As of December 31, 2007, only Mr. Musselman is eligible for retirement.

Termination for Cause. The executive would not receive any payment or benefit and typically would forfeit all unexercised equity awards, whether or not vested. The definition of “cause” varies among the plans and agreements, but generally includes: (a) insubordination, dishonesty, incompetence or other misconduct; (b) failure to perform duties; and (c) a felony conviction for fraud, embezzlement or other illegal conduct. For purposes of such a termination within 12 months of a change-in-control event, in the case of the LGI Incentive Plan, or at any time following the change in control, in the case of the Senior Executive Performance Incentive Plan, “cause” is defined to mean only a felony conviction for fraud, embezzlement or other illegal conduct.

Termination Without Cause. Certain of the employment agreements and the UGC severance policy provide for benefits in the case of termination by the company not for cause that occurs prior to or after a prescribed period following a change-in-control event. See “—Employment and Other Agreements” above. Under the LGI Incentive Plan (as to awards granted after the LGI Combination) and the UGC 2003 Plan (as to option and SAR awards), for awards held more than six months, the employee would be entitled to accelerated vesting of a pro rata portion of that amount of each award that would have vested on the next vesting date, based on the number of full months of the current vesting period that employment continued prior to termination. For the benefits payable under the applicable employment agreement or the UGC severance policy and the value of the prorated vesting of awards, see the “By Company Without Cause” column in the Termination of Employment Table.

Death. In the event of death, the equity incentive plans provide for vesting in full of any outstanding options or SARs and the lapse of restrictions on any restricted share awards. In the event of death during the performance period and prior to a change in control, the Senior Executive Performance Incentive Plan provides for a lump sum payment in cash, unrestricted shares of common stock or any combination thereof with a value equal to a pro rata portion of the named executive officer’s maximum achievable award, based on the portion of the performance period completed prior to the date of death, discounted to present value on the date of payment on March 15 of the calendar year immediately following the date of death. The value of these benefits is in the “Death” column in the Termination of Employment Table. No amounts are shown for payments pursuant to life insurance policies, which we make available to all our salaried employees.

Disability. In the event of termination of employment due to disability, the equity incentive plans provide for vesting in full of any outstanding options or SARs and the lapse of restrictions on any restricted share awards. The Senior Executive Performance Incentive Plan provides that, if such termination occurs prior to January 1, 2008 and prior to a change-in-control event, the participant will receive a lump sum payment in cash, unrestricted shares or any combination thereof with a value equal to a pro rata portion of the award the executive would have earned if the performance period had ended on December 31, 2007, discounted to present value on the date of payment on March 15, 2008. The value of these benefits is in the “Disability” column in the Termination of Employment Table. No amounts are shown for payments pursuant to short-term and long-term disability policies, which we make available to all our employees. For purposes of the LGI Incentive Plan and the Senior Executive Performance Incentive Plan, “disability” means the inability to engage in any substantial gainful activity by reason of any medically determinable condition which has lasted or can be expected to last for a continuous period of at least 12 months or can be expected to result in death. The UGC 2003 Plan defines disability by reference to the Internal Revenue Code.

Resignation for Good Reason. No payment or benefit is required upon resignation by an executive for good reason absent a change in control.

Termination of Employment

Name	By Company Without Cause ($)		Death ($)	Disability ($)
Michael T. Fries
Options/SARs Accelerated	6,564,142	(1)	9,562,306	9,562,306
Restricted Stock Accelerated	658,681	(1)	2,425,718	2,425,718
Senior Executive Performance Incentive Plan	—		29,290,423	28,118,806

Total	7,222,823		41,278,447	40,106,830

Bernard G. Dvorak
Options/SARs Accelerated	134,106	(2)	2,740,546	2,740,546
Restricted Stock Accelerated	23,643	(2)	710,437	710,437
Senior Executive Performance Incentive Plan	—		11,441,571	10,983,909

Total	157,749		14,892,554	14,434,892

Charles H.R. Bracken
Options/SARs Accelerated	650,092	(2)	6,086,533	6,086,533
Restricted Stock Accelerated	35,465	(2)	1,306,675	1,306,675
Senior Executive Performance Incentive Plan	—		16,018,200	15,377,472
Salary	367,147		—	—
Severance Payment	367,147		—	—
Continued Vesting of Awards	869,948		—	—
Benefits(3)	48,051		—	—

Total	2,337,850		23,411,408	22,770,680

W. Gene Musselman
Options/SARs Accelerated	650,092	(2)	6,086,533	6,086,533
Restricted Stock Accelerated	35,465	(2)	1,306,675	1,306,675
Senior Executive Performance Incentive Plan	—		16,018,200	15,377,472
Severance Payment	1,238,000		—	—
Benefits(3)	117,867		—	—

Total	2,041,424		23,411,408	22,770,680

Shane O’Neill
Options/SARs Accelerated	650,092	(2)	6,086,533	6,086,533
Restricted Stock Accelerated	35,465	(2)	1,306,675	1,306,675
Senior Executive Performance Incentive Plan	—		16,018,200	15,377,472
Salary	329,065		—	—
Severance Payment	329,065		—	—
Continued Vesting of Awards	869,948		—	—
Benefits(3)	44,046		—	—

Total	2,257,681		23,411,408	22,770,680

(1)	Value of two-year accelerated vesting of equity incentive awards granted by UGC pursuant to the UGC severance policy and value of accelerated vesting of the pro rata portion of awards granted by LGI that would have vested on the next vesting date.

(2)	Value of accelerated vesting of the pro rata portion of awards that would have vested on the next vesting date.

(3)	For Mr. Musselman, the estimated cost to repatriate him and his family to a destination in the United States, and for Messrs. Bracken and O’Neill, the cost to maintain their employee benefits during their six-month notice period.

Change in Control

The LGI Incentive Plan, the Senior Executive Performance Incentive Plan and the UGC 2003 Plan each provide for various benefits either upon the occurrence of specified change-in-control events or upon termination of employment following the change-in-control event.

Change-in-Control Events. The change-in-control events vary under the relevant plans but generally fall into three categories:

1.	A person or entity, subject to specified exceptions, acquires beneficial ownership of at least 20% of the combined voting power of the outstanding securities of LGI (or more than 50% in the case of the UGC 2003 Plan) ordinarily having the right to vote in the election of directors. For purposes of the Change in Control Table below, we have assumed the acquisition of at least 50% of the combined voting power of the LGI securities by a person or group not within the plan’s exceptions, which we refer to as a “Majority Purchase”. Under the LGI Incentive Plan and the Senior Executive Performance Incentive Plan, a Majority Purchase will only be a change-in-control event if the transaction has not been approved by the board of directors. Under the UGC 2003 Plan, a Majority Purchase will be a change-in-control event regardless of whether it has been board approved, but an approved Majority Purchase only triggers benefits under the UGC 2003 Plan if employment is terminated within one year thereafter.

2.	During any two-year period, persons comprising the board of directors at the beginning of the period cease to be a majority of the board (two-thirds under the UGC plan), unless the new directors were nominated or appointed by two-thirds (a majority under the UGC plan) of the continuing original directors. We refer to this change-in-control event as a “Board Change” in the Change in Control Table.

3.	The board of directors approves certain transactions such as (a) a merger, consolidation or binding share exchange that results in the shareholders of our company prior to the transaction owning less than a majority of the combined voting power of our capital stock after the transaction or in which our common stock is converted into cash, securities or other property, subject to certain exceptions, (b) a plan of liquidation of our company, or (c) a sale of substantially all the assets of our company. We refer to this change-in-control event as a “Reorganization” in the Change in Control Table.

Under the LGI Incentive Plan, outstanding equity awards will vest in full upon the occurrence of an unapproved Majority Purchase or Board Change and immediately prior to consummation of a Reorganization, unless, in the case of a Reorganization only, the compensation committee determines that effective provision has been made for the award to be assumed or replaced with an equivalent award.

Under the Senior Executive Performance Incentive Plan, if any of these change-in-control events occurs and the plan and awards are not continued on the same terms, in the case of a Board Change or unapproved Majority Purchase, or not continued or assumed on equivalent terms, in the case of a Reorganization, then each participant will be entitled to a lump sum payment in cash of the discounted value of his maximum achievable award within 30 days of the occurrence of the Majority Purchase or Board Change or consummation of the Reorganization. If the plan and awards are continued or assumed, then an accelerated payment would only be triggered on a subsequent termination of employment.

Under the UGC 2003 Plan, outstanding equity awards will vest in full upon the occurrence of an unapproved Majority Purchase or Board Change. Prior written notice of a Reorganization must be given unless the compensation committee determines that equitable provision has been made for the award to be assumed or replaced with an equivalent award. If such determination is not made, the notice must be given and all equity awards will vest in full and be exercisable until consummation of the Reorganization at which time the awards will terminate.

Termination After Change in Control. Under the Senior Executive Performance Incentive Plan, if a change-in-control event occurs that does not result in accelerated benefits, a subsequent termination of employment during the performance period will accelerate benefits if the termination is due to death or disability or is without cause or the participant resigns for good reason. The amount of the accelerated payment will equal the discounted value of the maximum achievable award and will be payable in a lump sum in cash on March 15 of the calendar year following termination of employment. For purposes of the plan, “good reason” for a participant to resign following a change-in-control event requires that one of the following has occurred without the consent of the participant: (1) a material diminution in the participant’s base compensation; (2) a material diminution of his official position or authority; or (3) a required relocation of his principal business office to a different country. Additional procedural requirements apply for such a resignation to qualify as being for “good reason”.

Under the UGC 2003 Plan, if an approved Majority Purchase occurs and within one year thereafter (a) the award holder’s employment is involuntarily terminated without cause or (b) the holder resigns as a result of being assigned duties materially different from his duties prior to the approved Majority Purchase and such circumstance is not remedied following notice and a cure period, then the holder’s equity awards under that plan will immediately vest and become exercisable in full. Under the UGC severance policy, Mr. Fries would also be entitled to acceleration of his equity awards under the UGC 2003 Plan if he resigned for any reason within one year after an approved Majority Purchase, subject to certain conditions such as his agreeing not to compete with us for 24 months following termination.

The “Employment Terminated” columns assume that the executive’s employment is terminated without cause and includes the incremental benefits that would occur from such a termination under the employment agreements and equity incentive plans as described under “—Termination of Employment” above.

280G Tax Gross-Up. Under the Senior Executive Performance Incentive Plan, when a payment is triggered due to a change-in-control event that would be subject to an excise tax pursuant to Section 280G of the Internal Revenue Code, we have agreed to make an additional payment to the plan participants, including our named executive officers, for all excise taxes incurred under Section 280G and related income and excise taxes that are payable by such participants as a result of any reimbursement for such Section 280G excise taxes.

Change In Control

	Unapproved Majority Purchase/Board Change – Plan Benefits Continued		Approved Majority Purchase – Plan Benefits Continued		Reorganization – Plan Benefits Continued		Change in Control – Plan Benefits Not Continued
Name	Employment Terminated ($)	Employment Continues ($)	Employment Terminated ($)		Employment Terminated ($)		Employment Continues ($)
Michael T. Fries
Options/SARs Accelerated	9,562,306	9,562,306	6,564,142	(1)	997,917	(2)	9,562,306
Restricted Stock Accelerated	2,425,718	2,425,718	658,681	(1)	245,907	(2)	2,425,718
Senior Executive Performance Incentive Plan	58,580,846	—	—		58,580,846		58,119,860	(4)
280G Tax Gross-Up(3)	17,382,420	—	—		16,491,491		17,137,418

Total	87,951,290	11,988,024	7,222,823		76,316,161		87,245,302

Bernard G. Dvorak
Options/SARs Accelerated	2,740,546	2,740,546	134,106	(1)	134,106	(2)	2,740,546
Restricted Stock Accelerated	710,437	710,437	23,643	(1)	23,643	(2)	710,437
Senior Executive Performance Incentive Plan	22,883,143	—	—		22,883,143		22,703,070	(4)
280G Tax Gross-Up(3)	7,011,659	—	—		6,701,523		6,915,223

Total	33,345,785	3,450,983	157,749		29,742,415		33,069,276

Charles H.R. Bracken
Options/SARs Accelerated	6,086,533	6,086,533	4,201,272	(1)	650,092	(2)	6,086,533
Restricted Stock Accelerated	1,306,675	1,306,675	276,445	(1)	35,465	(2)	1,306,675
Senior Executive Performance Incentive Plan	32,036,400	—	—		32,036,400		31,784,299	(4)
Salary	367,147	—	367,147		367,147		—
Severance Payment	367,147	—	367,147		367,147		—
Benefits(5)	48,051	—	48,051		48,051		—

Total	40,211,953	7,393,208	5,260,062		33,504,302		39,177,507

W. Gene Musselman
Options/SARs Accelerated	6,086,533	6,086,533	4,201,272	(1)	650,092	(2)	6,086,533
Restricted Stock Accelerated	1,306,675	1,306,675	276,445	(1)	35,465	(2)	1,306,675
Senior Executive Performance Incentive Plan	32,036,400	—	—		32,036,400		31,784,299	(4)
280G Tax Gross-Up(3)	9,130,635	—			8,936,986		8,782,755
Severance Payment	1,238,000	—	1,238,000		1,238,000		—
Benefits(5)	117,867	—	117,867		117,867		—

Total	49,916,110	7,393,208	5,833,584		43,014,810		47,960,262

Shane O’Neill
Options/SARs Accelerated	6,086,533	6,086,533	4,201,272	(1)	650,092	(2)	6,086,533
Restricted Stock Accelerated	1,306,675	1,306,675	276,445	(1)	35,465	(2)	1,306,675
Senior Executive Performance Incentive Plan	32,036,400	—	—		32,036,400		31,784,299	(4)
280G Tax Gross-Up(3)	431,578	—	—		443,441		443,950
Salary	329,065	—	329,065		329,065		—
Severance Payment	329,065	—	329,065		329,065		—
Benefits(5)	44,046	—	44,046		44,046		—

Total	40,563,362	7,393,208	5,179,893		33,867,574		39,621,457

(1)	Includes value of accelerated awards under the UGC 2003 Plan, except for Mr. Dvorak. In all cases, also includes value of accelerated vesting of the pro rata portion of LGI Incentive Plan awards that would have vested on the next vesting date.

(2)	Value of accelerated vesting of the pro rata portion of awards that would have vested on the next vesting date.

(3)	The total 280G tax gross-up amount in the table assumes that the executive is entitled to a full reimbursement by LGI of (a) any excise taxes that are imposed upon the executive as a result of the change in control and payment under the Senior Executive Performance Incentive Plan; (b) any income and excise taxes imposed upon the executive as a result of LGI’s reimbursement of the excise tax amount; and (c) any additional income and excise taxes that are imposed upon executive as a result of LGI’s reimbursement of the executive for any excise or income taxes. Among other assumptions, the 280G tax gross-up amounts in the tables are based on a 20% excise tax rate, a 35% federal income tax rate, a 1.45% Medicare tax rate and, except in the case of Mr. Musselman who is not subject to state tax, a 4.63% state tax rate. For purposes of the 280G calculations, the amounts have been adjusted for discounts attributable to reasonable compensation for services previously rendered. No 280G tax gross-up amounts are presented for Mr. Bracken as he is not a U.S. taxpayer.

(4)	Assumes a payment date of December 31, 2007.

(5)	For Mr. Musselman, the estimated cost to repatriate him and his family to a destination in the United States, and for Messrs. Bracken and O’Neill, the cost to maintain their employee benefits during their six-month notice period.

DIRECTOR COMPENSATION

Compensation Policy

Set forth below is a description of our current policy for compensation of our non-employee directors. The policy is subject to review annually by our nominating and corporate governance committee. The policy remained unchanged following the annual review in 2007. Our directors are also entitled to the benefit of our policy on personal usage of our aircraft set forth above.

Fees and Expenses

For each full year of service, each member of our board, who is not an employee of LGI, receives an annual retainer of $20,000. In addition, each such member receives $1,500 for each in-person meeting he attends (in person or by conference telephone) and $750 for each telephonic meeting he attends of the board or any committee of the board on which he serves. Each director who serves as the chair of the audit committee, the compensation committee or the nominating and corporate governance committee receives a fee for such service of $25,000, $5,000 and $5,000, respectively, for each full year of service in such position. All annual director fees, including fees for chairmanships, are payable in arrears in four equal quarterly installments. Our directors may elect to have their quarterly fee installments paid in our Series A shares instead of in cash. Such election for fees payable for a specific calendar quarter must be made not later than the last day of the immediately preceding calendar quarter. The number of shares issued is based on the fair market value on the last trading day of the quarter for which the election is made. Any fractional share is paid in cash. Directors who are officers or employees of LGI do not receive any additional compensation for their service as directors.

For each in-person board meeting held at our offices in Colorado, a non-employee director whose residence is located outside the United States is paid an additional $10,000 if he attends in person, and a non-employee director whose residence in the United States is located east of the Mississippi River is paid an additional $4,000 if he attends in person.

Generally, the in-person board meetings are held at our offices in Colorado. It is the policy of the board, however, to have one in-person meeting at the location of one of our operations. In 2007, the board met in Budapest, Hungary for its July meeting. In addition, members of the board have an annual retreat with certain members of senior management to review our strategies and goals. We reimburse our non-employee directors for travel, lodging and other reasonable expenses related to their service on our board, including the travel costs of a companion for one of our directors who is visually impaired. We also occasionally make our aircraft available to directors for attendance at meetings or other company-related events.

For the board meetings or other company-related events held outside of Colorado, we may provide extra activities for members of the board. We may also invite the spouse or a guest of each director to attend events associated with board meetings or other company-related events. We generally provide for, or reimburse expenses of, the spouse’s or guest’s travel, food and lodging for attendance at these events and participation in related activities. To the extent costs for these activities, and costs for any other personal benefits, for a director exceeded $10,000 for the year, they are included in the amounts in the table below.

From time to time, we provide our directors information on conferences and seminars that may be of interest to them as a director of LGI. For directors who elect to attend these events, we cover the costs as part of our policy to keep members of our board informed on issues that relate to their duties as a director.

Equity Awards

As of the date of each annual stockholders meeting, each continuing non-employee director receives, at his election, either (a) a grant of options for 10,000 Series A shares and a grant of options for 10,000 Series C shares, or (b) a grant of options for 5,000 Series A shares and a grant of options for 5,000 Series C shares, plus Series A restricted share units with an aggregate fair market value equal to the value of the options for 5,000 Series A shares and Series C restricted share units with an aggregate fair market value equal to the value of the options for 5,000 Series C shares. Such election must be made at least two business days prior to the applicable stockholders meeting. If no election is made, the director will receive the combination award of restricted share units and options. For purposes of determining the number of restricted share units of a series to be granted, the value of the options for the same series is determined using the same valuation methodology as we use to determine the value of option grants in accordance with FAS 123R for financial statement reporting purposes on the date of the applicable annual stockholders meeting. The awards of restricted share units vest in full on the date of the first annual stockholders meeting after the date of grant. The option grants have a term of 10 years and vest as to one-third of the option shares on the date of the first annual stockholders meeting after the date of grant and as to an additional one-third of the option shares on the date of each annual stockholders meeting thereafter, provided that the director continues to serve as a director immediately prior to the applicable vesting date. All awards are granted under our 2005 non-employee director incentive plan.

Our non-employee director incentive plan is designed to provide a method whereby non-employee directors may be awarded additional remuneration for the services they render on our board and committees of our board, and to encourage their investment in our capital stock. Our non-employee director incentive plan is administered by our full board of directors. Our board has the full power and authority to grant eligible non-employee directors the awards described below and to determine the terms and conditions under which any awards are made.

Our board may grant non-qualified stock options, stock appreciation rights, restricted shares, stock units or any combination of the foregoing under the non-employee director incentive plan (collectively, awards). Only non-employee members of our board of directors are eligible to receive awards under our non-employee director incentive plan. The maximum number of shares of our common stock with respect to which awards may be issued under the plan is 10 million, subject to anti-dilution and other adjustment provisions of the plan. These shares may be awarded in any series of our common stock, except that no more than five million shares may be awarded in Series B common stock. Shares of our common stock issuable pursuant to awards made under the non-employee director incentive plan will be made available from either authorized but unissued shares or shares that have been issued but reacquired by us. The non-employee director incentive plan had 9,545,457 shares available for grant as of December 31, 2007.

In the event a non-employee director’s service terminates by reason of disability or death, all outstanding equity awards held by such director will vest in full. In the event of an approved transaction, board change or control purchase (each as defined in the non-employee director incentive plan), all equity awards then outstanding under the plan will vest in full, unless, in the case of an approved transaction, the board determines, in its discretion, that effective provision has been made for the award to be assumed or replaced with an equivalent equity award. If a non-employee director’s service on our board is terminated for cause (as defined in the plan), such director’s outstanding equity awards will be forfeited.

Compensation Arrangements with Certain Directors

John C. Malone Equity Awards. In 2004, we entered into an option agreement with John C. Malone, our Chairman of the Board, pursuant to which we granted stock options to Mr. Malone, under the LGI Incentive Plan, as his primary form of compensation for his services to us. These options currently represent the right to acquire 1,568,562 Series B shares at an exercise price of $20.10 per share and 1,568,562 Series C shares at an exercise price of $18.26 per share. These options were exercisable in full when granted; however, Mr. Malone’s rights with respect to the options and any shares issued upon exercise are subject to vesting. These options vest at the rate of 20% per year commencing June 7, 2005, provided that Mr. Malone continues to have a qualifying relationship (whether as a director, officer, employee or consultant) with us. If Mr. Malone ceases to have a qualifying relationship with us (subject to certain exceptions for his death or disability or termination without cause), his unvested options will terminate. Further, we will have the right to require Mr. Malone to sell to us, at the exercise price of the options, any shares of our common stock previously acquired by Mr. Malone upon exercise of options that have not vested as of the date on which Mr. Malone ceases to have a qualifying relationship with us. The option agreement also provides that Mr. Malone will not compete with us, or be connected in any manner with any entity that competes with us (other than LMC), while he has a qualifying relationship with us and for two years after he ceases to have a qualifying relationship with us for any reason other than a change in control.

Gene W. Schneider Split Dollar Policy. In 2001, a subsidiary of UGC entered into an agreement providing for it to make certain premium payments under two joint survivor life insurance policies providing an aggregate death benefit of $30 million on the lives of Gene W. Schneider and his spouse, Louise Schneider (collectively, the Split-Dollar Policy). The Split Dollar Policy is owned by a trust. The subsidiary made premium payments in 2001 and 2002 pursuant to the agreement. Following the enactment of the Sarbanes-Oxley Act, no additional premium payments have been paid by the subsidiary. Since that time, premium payments under the Split Dollar Policy have been funded from the cash surrender value of the Split Dollar Policy. In the event Mr. Schneider ceases to be a director of LGI, the subsidiary may be required to resume making premium payments under the agreement.

Gene W. Schneider Employment Agreement. In connection with the closing of a transaction on January 5, 2004, pursuant to which LGI International gained control of UGC, UGC entered into a five-year employment agreement with Mr. Gene W. Schneider. Pursuant to the employment agreement, Mr. Schneider receives an annual salary of $646,500, is to serve in such capacity as may be requested by our board, and is subject to a five year non-competition obligation (regardless of when his employment under the employment agreement is terminated). Mr. Schneider also has access to our aircraft for personal use without charge provided that such use does not exceed the value of $50,000 in any year based on incremental cost. Thereafter, Mr. Schneider pays for any additional use pursuant to our aircraft policy. The employment agreement may be terminated by us with cause, upon Mr. Schneider’s death or disability or by Mr. Schneider. Upon any such termination (other than by us for cause), we will make payments to Mr. Schneider or his personal representatives, as appropriate, for his accrued, but unpaid annual base salary through the termination date and the amount of any annual base salary that would have accrued from the termination date through the end of the employment period. In addition, upon any such termination (other than by us for cause), certain stock options and other equity-based incentives granted to Mr. Schneider by UGC shall remain exercisable until the third anniversary of the termination date (or their earlier expiration date). During a period of disability, Mr. Schneider is entitled to receive certain benefits from us.

2007 Director Compensation

Name (1)	Fees Earned or Paid in Cash ($)		Stock Awards ($)(2)(3)(4)	Option Awards ($)(2)(3)(4)	All Other Compensation ($)		Total ($)
John C. Malone	—	(5)	—	—	21,871	(6)	2,948,218
Series A	—		263,514	1,268,748	—
Series B	—		241,555	1,152,530	—
Series C	—		—	—	—

John P. Cole, Jr.	48,273		—	—	—		229,982
Series A	4,977	(7)	36,705	53,415	—
Series C	—		35,714	50,898	—

John W. Dick	68,344		—	—	17,242	(8)	719,562
Series A	14,906	(7)	230,580	87,064	—
Series C	—		218,293	83,133	—

Paul A. Gould	39,328		—	—	—		341,286
Series A	44,922	(7)	44,590	87,064	—
Series C	—		42,249	83,133	—

Name(1)	Fees Earned or Paid in Cash ($)		Stock Awards ($)(2)(3)(4)	Option Awards ($)(2)(3)(4)	All Other Compensation ($)		Total ($)
David E. Rapley	35,500		—	—	—		212,232
Series A	—		36,705	53,415	—
Series C	—		35,714	50,898	—

Larry E. Romrell	15,871		—	—	10,168	(9)	269,403
Series A	19,879	(7)	72,764	41,400	—
Series C	—		69,773	39,548	—

Gene W. Schneider	646,500	(10)	—	—	166,038	(11)	1,209,538
Series A	—		—	—	—
Series C	—		—	—	—
United Chile	—		—	397,000	—

J.C. Sparkman	42,250		—	—	—		218,982
Series A	—		36,705	53,415	—
Series C	—		35,714	50,898	—

J. David Wargo	59,250		—	—	10,186	(9)	202,844
Series A	—		—	68,165	—
Series C	—		—	65,243	—

(1)	Mr. Fries, our President and Chief Executive Officer is not included in this table because he is a named executive officer of LGI and does not receive any additional compensation as a director. For information on Mr. Fries’ compensation, please see “Executive Compensation—Summary Compensation” above.

(2)	The dollar amounts in the table reflect the stock compensation recognized for the stock awards and option awards in accordance with FAS 123R for financial statement reporting purposes with respect to the fiscal year ended December 31, 2007. These dollar amounts include stock compensation attributable to awards related to LGI stock that were not fully vested prior to 2007, as well as awards related to LGI stock granted during 2007, and, with respect to Mr. Schneider, fully vested synthetic options related to United Chile granted prior to 2007. The impact of estimates for forfeitures related to service-based vesting conditions is excluded from the amounts shown. These amounts are based on the following assumptions: (a) for awards granted in 2007: risk free interest rate – 4.56% - 5.02%; expected life – 4.5-6 years; expected volatility—22.4% - 25.2%; and expected dividend yield – none; and (b) for awards granted in prior years, including the United Chile synthetic options, see note 3 to the table under “Executive Compensation—Summary Compensation” above. The differences in the amounts shown among board members relate to various factors, including differences in the director compensation practices of UGC and LGI International prior to the LGI Combination, whether the director has taken his annual incentive grant in options or a combination of options and restricted shares, the United Chile synthetic options held by Mr. Schneider, the restricted share unit grants for Messrs. Dick and Gould (see note 4 below), and the equity grants to Mr. Malone in lieu of cash compensation (see note 5 below).

(3)	At December 31, 2007, the directors had the following awards outstanding:

Name	Series	Options (#)	Restricted Shares (#)(a)
J. Malone(b)	Series A	23,705	—
	Series B	2,179,489	23,708
	Series C	2,203,194	23,362

J. Cole	Series A	48,705	—
	Series C	48,705	—

J. Dick	Series A	51,550	6,588
	Series C	51,550	6,629

Name	Series	Options (#)	Restricted Shares (#)(a)
P. Gould	Series A	52,722	1,274
	Series C	52,722	1,283

D. Rapley	Series A	29,364	—
	Series C	29,364	—

L. Romrell	Series A	24,364	1,816
	Series C	24,364	1,816

G. Schneider(c)	Series A	954,955	—
	Series C	954,955	—
	United Chile	100,000	—

J. Sparkman	Series A	28,000	—
	Series C	28,000	—

D. Wargo	Series A	33,192	—
	Series C	33,192	—

(a)	With respect to Mr. Malone, represents restricted stock and with respect to Messrs. Dick, Gould and Romrell, represents shares to be issued upon vesting of restricted share units.

(b)	Includes options to purchase 610,927 Series B shares that Mr. Malone has the right to convert into options to purchase an equivalent number of Series A shares.

(c)	The number of shares for Mr. Schneider includes outstanding SARs based on 2,635 Series A shares and 2,635 Series C shares.

(4)	For the following directors, the grant date fair value computed in accordance with FAS 123R for awards of options and restricted share units in 2007 was as follows:

Name	Options ($)		Restricted Share Units($)
For L. Romrell	Series A	72,090	72,113
	Series C	68,097	68,118

For each of J. Cole, D. Rapley, J. Sparkman and D. Wargo	Series A	144,180	—
	Series C	136,194	—

For J. Dick	Series A	144,180	230,580
	Series C	136,194	218,293

For P. Gould	Series A	144,180	44,590
	Series C	136,194	42,249

The restricted share units for Mr. Dick and Mr. Gould in this table were issued to Mr. Dick and Mr. Gould on April 20, 2007, in consideration for increasing the exercise price of options issued by UGC to them in 2003. Because the exercise prices of the options were increased, no incremental fair value resulted from the repricing of these options.

(5)	Mr. Malone serves without cash compensation. In 2004, our predecessor LGI International granted Mr. Malone certain equity awards for his services. See “—Compensation Arrangements with Certain Directors” for a description of these awards.

(6)	Includes our cost for providing Mr. Malone’s guests a hotel room in Hungary, where the July 2007 meeting of our board was held. Also includes the cost of ground transportation, food, tours and gifts from host country office.

(7)	This is the amount of fees paid in our Series A shares at the election of the director.

(8)	Includes our cost for flying such director’s companion on a commercial airline to Denver, Colorado, for a board meeting, and our aggregate incremental cost attributable to such companion’s accompanying him on the corporate jet for the July board meeting held in Hungary. This incremental cost for personal passengers is determined based on our average direct variable cost per passenger for aircraft fuel and in-flight food and beverage services, plus, when applicable, customs and immigration fees specifically incurred.

(9)	Includes our cost for flying such director’s spouse on a commercial airline to Hungary, where the July 2007 meeting of our board was held. Also includes the cost of ground transportation, food, tours and gifts from host country office.

(10)	Mr. Schneider receives a salary pursuant to the terms of his employment agreement with UGC, which was assigned to and assumed by us. See “—Compensation Arrangements with Certain Directors” above. He does not receive any additional compensation for his service as a director.

(11)	Includes (a) our matching contributions to our 401(k) Plan of $15,500 paid in our Series C shares; (b) premiums paid for term life insurance under our group policy; (c) the aggregate incremental cost of $99,935 attributable to personal use of administrative services provided by us; and (d) pursuant to his employment agreement, compensation of $50,000 related to Mr. Schneider’s personal use of our aircraft calculated based on our aggregate incremental cost. After the $50,000 cost threshold for aircraft use was reached, Mr. Schneider fully reimbursed us for his use of the aircraft based on our incremental cost, which was $39,041 in the aggregate. During 2007, Mr. Schneider used two sporting event tickets at no incremental cost to us.

INCENTIVE PLANS

LGI Incentive Plan

The LGI Incentive Plan is administered by the compensation committee of our board of directors. The compensation committee of our board has full power and authority to grant eligible persons the awards described below and to determine the terms and conditions under which any awards are made. The LGI Incentive Plan is designed to provide additional remuneration to certain employees and independent contractors for services rendered and to encourage their investment in our company. The compensation committee may grant non-qualified stock options, SARs, restricted shares, stock units, cash awards, performance awards or any combination of the foregoing under the LGI Incentive Plan (collectively, awards). Since the LGI Combination, option and SAR awards granted generally have a seven year term and vest as to 12.5% on the six-month anniversary of grant and thereafter in 14 equal quarterly installments.

Unless otherwise provided in the applicable award agreement, upon termination of employment, the awards of options, SARs, restricted shares and stock units held by the applicable employee, including our named executive officers, are treated as follows: (a) death or disability (as defined in the LGI Incentive Plan)—all options and SARs held will become immediately exercisable, the restrictions on restricted shares will lapse and stock units will become fully vested. The options and SARs will remain exercisable for at least one year following such event (but not later than the scheduled expiration date); (b) termination for cause—the immediate termination of all options, SARs and stock units and the forfeiture of all rights to any restricted shares; and (c) termination by LGI without cause—vested options and SARs will be exercisable for at least 90 days, but no more than two years from the date of termination. In each case, any unvested awards (after applying applicable accelerated vesting provisions) are forfeited. Under certain conditions, including the occurrence of certain approved transactions, a board change or a control purchase (each as defined in the LGI Incentive Plan), options and SARs will become immediately exercisable, the restrictions on restricted shares will lapse and stock units will become fully vested; provided that such acceleration does not apply in the case of an approved transaction where the compensation committee determines, in its discretion, that effective provision has been made for the award to be assumed or replaced with an equivalent award. The effect of any of the foregoing events on a cash award under the LGI Incentive Plan will be prescribed by the terms of the applicable award.

The maximum number of shares of our common stock with respect to which awards may be issued under the LGI Incentive Plan is 50 million, subject to anti-dilution and other adjustment provisions of the LGI Incentive Plan, of which no more than 25 million shares may be awarded in Series B common stock. With limited exceptions, no person may be granted in any calendar year awards covering more than 4 million shares of our common stock, of which no more than 2 million shares may consist of Series B common stock. In addition, no person may receive payment for cash awards during any calendar year in excess of $10 million. Shares of our common stock issuable pursuant to awards made under the LGI Incentive Plan are made available from either authorized but unissued shares or shares that have been issued but reacquired by us. Our LGI Incentive Plan had 33,046,665 shares available for grant as of December 31, 2007. These shares may be awarded in any series of stock, except that no more than 23,372,168 shares may be awarded in Series B common stock.

LGI Director Plan

For a description of our non-employee director plan, see “Director Compensation—Compensation Policy” above.

The LGI International Transitional Plan

As a result of the spin off of LGI International from LMC’s predecessor and related adjustments to LMC’s then outstanding stock incentive awards, options to acquire shares of our Series A, B and C common stock were issued to LGI International’s directors and employees, certain of LMC’s employees and all of LMC’s directors pursuant to the LGI International transitional plan. Such options have remaining terms and vesting provisions equivalent to those of the respective LMC stock incentive awards that were adjusted. Such terms include early termination and accelerated vesting provisions similar to such provisions in the LGI Incentive Plan. No new grants will be made under the LGI International transitional plan.

UGC Equity Incentive Plans and UGC Director Plans

Options, restricted stock and SARs were granted to employees and directors of UGC prior to the LGI Combination under UGC’s incentive plans and director plans. Awards outstanding under each of these plans were converted into awards with respect to our common stock in the LGI Combination. All other terms of these awards remain the same. Awards granted under the plans adopted by UGC in 1993 are fully vested. The treatment of awards that continue to vest under the other plans upon a termination of employment or service is similar to the treatment of awards under the LGI Incentive Plan described above, subject to certain exceptions. For example, (a) some awards provide for acceleration of vesting in the event of a termination of employment or service, without cause, within one year of a change of control (notwithstanding that such awards were not subject to acceleration as a direct result of the change in control), (b) some awards provide for acceleration of vesting in the event of a resignation by employee (with prior notice) for certain reasons, within one year of a change in control (notwithstanding that such awards were not subject to acceleration as a direct result of the change in control), and (c) some awards must be exercised within 90 days or, in some cases, one year from the applicable date of termination of employment or service. No additional awards will be made under these plans.

United Chile Synthetic Options

Pursuant to a synthetic option plan adopted by our subsidiary United Chile in December 2006, to replace the former UIH Latin America, Inc. Stock Option Plan, certain of our executive officers, officers and one of our directors hold synthetic options with respect to hypothetical shares of United Chile. United Chile holds our 80% interest in VTR GlobalCom S.A., our broadband communications company in Chile. All awards under United Chile’s plan have been designed to be the economic equivalent of the awards outstanding under the UIH Latin America plan at the time of its termination, all of which awards were fully vested at that time. Upon exercise of a United Chile synthetic option, the amount payable to the holder will equal the amount by which the fair market value of a share of United Chile, as determined by our compensation committee, exceeds the base price of the synthetic option. Payment of the amount will be made in cash upon expiration of the synthetic option regardless of the date of exercise. No interest will accrue on such payment for the period between the date of exercise and the date of payment. In the event United Chile or VTR GlobalCom are merged or consolidated with an unrelated third party, all outstanding synthetic options will automatically be exercised on the date of such event. No new grants will be made under the United Chile plan.

STOCK PERFORMANCE GRAPH

The following graph compares the percentage change from June 8, 2004, the date on which regular way trading in our common stock began, to December 31, 2007, in the cumulative total stockholder return (assuming reinvestment of dividends) on Series A common stock, Series B common stock, Series C common stock, the Nasdaq Composite Index and the Nasdaq Telecommunications Index. The graph assumes that $100 was invested on June 8, 2004. The stock prices of our common stock on June 8, 2004 have been adjusted to give effect to the rights offering on July 26, 2004, and the Series C dividend on September 6, 2005.

(VALUE OF $100 INVESTMENT LINE GRAPH)

	June 8, 2004	December 31, 2004	December 31, 2005	December 31, 2006	December 31, 2007
Series A	$100.00	$130.49	$123.63	$160.16	$215.33
Series B	$100.00	$128.02	$113.31	$146.31	$195.31
Series C	$100.00	$129.23	$119.64	$158.01	$206.49
Nasdaq Telecommunications Index	$100.00	$115.52	$109.78	$144.36	$128.39
Nasdaq Composite Index	$100.00	$107.71	$110.00	$120.85	$131.05

CERTAIN TRANSACTIONS

Under our corporate governance guidelines, if a director has an actual or potential conflict of interest, the director must promptly inform our chief executive officer and the chair of our audit committee. All directors must recuse themselves from any discussion or decision that involves or affects their personal, business or professional interests. Also under our corporate governance guidelines, an independent committee of our board, designated by our board, will resolve any conflict of interest issue involving a director, our chief executive officer or any other executive officer. No related party transaction (as defined by Item 404(a) of Regulation S-K promulgated by the SEC) may be effected without the approval of such independent committee. Our board has designated the audit committee as the independent committee generally charged with this duty.

O3B Networks Limited

On January 4, 2008, we subscribed for and purchased a convertible preferred equity interest in O3B Networks Limited (O3B), a start-up company headquartered in the States of Jersey that plans to engage in a satellite-based data backhaul business. We paid an aggregate of €3.5 million ($5.2 million at the transaction date) to O3B for the preferred interest, which represented approximately 6.6% of O3B’s outstanding common shares (calculated on an as converted basis) at March 31, 2008. We also have the right, prior to June 30, 2008, to purchase additional preferred shares in O3B, up to an aggregate additional purchase price of €5.2 million ($7.6 million at December 31, 2007), at the same price per share as our initial investment. O3B has the right, subject to the satisfaction of certain conditions on or before December 31, 2008, to require us to purchase additional preferred shares in O3B, up to an aggregate additional purchase price of €10.4 million ($15.2 million) (less any amounts paid pursuant to our investment right described above), also at the same price per share as our initial investment. Other investors in O3B at March 31, 2008, include John W. Dick, one of our directors and a founder of O3B, who owns an approximate 10.9% common interest in O3B, Paul A. Gould, also one of our directors, who owns directly and indirectly an approximate 0.8% common interest in O3B (including a portion held through Allen & Company L.L.C.), and the other holders of O3B, a founder and Allen & Company L.L.C., both of whom are unrelated to us, who own an approximate 80.9% and 0.9% common interest in O3B, respectively. The interest of Allen & Company L.L.C. excludes the portion indirectly owned by Mr. Gould. Mr. Gould is a managing director of Allen & Company L.L.C. The ownership percentages for our directors are calculated on an as converted basis with respect to our preferred interest.

In accordance with our code of business conduct and corporate governance guidelines, our investment in O3B was reviewed and approved by a special committee comprised of all of our independent directors, other than Mr. Dick and Mr. Gould.

Charitable Foundation

In 2007, a subsidiary of our Chellomedia division contributed €200,000 to the Chello Foundation, an independent educational charity organized in accordance with non-profit laws of the United Kingdom, and the Chellomedia division has committed to contribute €300,000 in 2008. The initial focus of the Chello Foundation is to provide scholarships for AIDs orphans in Africa. Our named executive officers Messrs. Bracken and O’Neill and two other CSL employees are the trustees of the Foundation. The trustees do not receive any remuneration for their involvement with the Foundation. In addition to the monetary contributions, Chellomedia provides in-kind services to the Chello Foundation. In accordance with our code of business conduct and corporate governance guidelines, such contributions, as well as our in-kind support and the Foundation’s objectives, have been reviewed and approved by our audit committee. As part of our charitable giving program, we are supportive of the goals and objectives of the Chello Foundation.

Other

Each of the following matters were reviewed and approved by our compensation committee or other committee of independent directors.

In November 2007, our named executive officer Shane O’Neill executed a Deed of Indemnity in favor of us. Pursuant to the terms of the Deed of Indemnity, Mr. O’Neill will indemnify us for any tax imposed by a taxing authority in any jurisdiction in respect of any amounts paid under either of Mr. O’Neill’s employment agreements, excluding certain taxes required to be paid by his employer in the United Kingdom. The Deed of Indemnity remains in effect as long as Mr. O’Neill is our employee.

Amy M. Blair, spouse of our named executive officer Bernard G. Dvorak, is also an executive officer and our Senior Vice President, Global Human Resources. Ms. Blair’s salary and cash performance award for 2007 aggregated $709,000. As an executive officer, Ms. Blair is also a participant in all programs available to our executive officers, including our Senior Executive Performance Incentive Plan. Ms. Blair and Mr. Dvorak were each executive officers of our company prior to their marriage.

Mark L. Schneider, the son of our director Gene W. Schneider, owns interests in two entities that have been involved in transactions with our wholly-owned indirect subsidiary, LGI Ventures BV (LGIV). In accordance with our code of business conduct and corporate governance guidelines, both of these transactions were reviewed and approved by our audit committee.

In September 2006, LGIV and two other parties formed a joint venture, SportsXchange Ltd, for the purpose of operating internet gaming sites. The three parties each have an equal ownership interest in SportsXchange. Mr. Mark Schneider has a 12.5% equity interest in one of the other joint venture parties. Each joint venture party is required to contribute an aggregate of approximately $4.0 million, a portion of which has been paid and the remainder is expected to be paid in late 2008. A management equity program has been implemented for up to 20% of the capital of SportsXchange. As part of the program, Mr. Mark Schneider received an equity grant equal to 4% of the capital. These management equity grants will not have voting rights until the joint venture parties receive a 110% return on their original investment in SportsXchange. Each of the joint venture parties, including LGIV, has agreed to maintain its interest in SportsXchange for at least two years.

LGIV and a third party sold their interests in Xtra Music, an audio digital music service, to Music Choice on March 31, 2007. The aggregate purchase price was £220,000 ($433,071 at March 31, 2007), paid with an unsecured interest bearing note, plus the assumption of £180,000 ($354,331 at March 31, 2007) in working capital liabilities. The note is due on the second anniversary of the sale date. In connection with the sale, we entered into carriage agreements with Music Choice for the continued provision of music channels to our subscribers at improved rates. Each of these agreements has a term of four years. We also executed a two-year framework agreement with Music Choice, which among other things, sets out the basis for the rates in the carriage agreements. Mr. Mark Schneider has a 24.3% equity interest in the investor group that owns all of the equity of Music Choice.

STOCKHOLDER PROPOSALS

This proxy statement relates to our annual meeting of stockholders for the calendar year 2008, which will take place on June 12, 2008. We currently expect that our annual meeting of stockholders for the calendar year 2009 will be held during the second quarter of 2009. In order to be eligible for inclusion in the proxy materials for the 2009 annual meeting, any stockholder proposal must have been submitted in writing to our Corporate Secretary and received at our executive offices at 12300 Liberty Boulevard, Englewood, Colorado 80112, by the close of business on December 31, 2008, unless a later date is determined and announced in connection with the actual scheduling of the annual meeting. To be considered for presentation at the 2009 annual meeting, any stockholder proposal must have been received at our executive offices at the foregoing address on or before the close of business on March 14, 2009, or such later date as may be determined and announced in connection with the actual scheduling of the annual meeting.

All stockholder proposals for inclusion in our proxy materials will be subject to the requirements of the proxy rules adopted under the Exchange Act and, as with any stockholder proposal (regardless of whether it is included in our proxy materials), our charter and bylaws and Delaware law.

Voting Instructions You can vote by Internet or telephone! Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the methods outlined below to vote your proxy. Have your proxy card in hand when you access the Internet or call by phone. Your 12-digit control number is located next to the “Control Number”. Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time on June 11, 2008.

VOTE BY INTERNET - www.proxyvote.com Follow the instructions on the secure website.

VOTE BY PHONE - 1-800-690-6903 Toll-free within the U.S., Canada, and Puerto Rico. Follow the instructions in the recorded message.

VOTE BY MAIL
Mark, sign and date your proxy card. Return it in the postage-paid envelope provided or to Liberty Global, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Liberty Global, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	LBTYG1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

LIBERTY GLOBAL, INC.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
A	Proposals - The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.
		☐	☐	☐
1.	Election of Directors
Nominees:
01 - Michael T. Fries
02 - Paul A. Gould
03 - John C. Malone
04 - Larry E. Romrell
						For	Against	Abstain
2.	Ratification of the selection of KPMG LLP as the company’s independent auditors for the year ending December 31, 2008.					☐	☐	☐

B	Non-Voting Items

For address changes, please check this box and write them on the back where indicated.				☐		Yes	No
					Please indicate if you plan to attend this meeting.	☐	☐

MATERIALS ELECTION
As of July 1, 2007, SEC rules permit companies to send you a notice that proxy information is available on the Internet, instead of mailing you a complete set of materials. Check the box to the right if you want to receive a complete set of future proxy materials by mail, at no cost to you. If you do not take action you may receive only a Notice.		☐			(NOTE: Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation, please sign in full corporate name, by authorized officer. If a partnership, please sign in partnership name by authorized person.)

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

2008 Annual Meeting Admission Ticket

2008 Annual Meeting of

Liberty Global, Inc. Shareholders

June 12, 2008, 10:00 a.m. Local Time

Marriott Denver South

at Park Meadows

10345 Park Meadows Drive

Littleton, CO 80124

Upon arrival, please present this admission ticket and photo identification at the registration desk.

Liberty Global, Inc.’s Annual Meeting will be held at 10:00 am local time on June 12, 2008, at the Marriott Denver South at Park Meadows. If you plan to attend the Annual Meeting, please tear off and keep the upper portion of this form as your ticket for admission to the meeting. This ticket, along with a form of personal identification, admits the named Shareholder(s) and one guest.

Your vote is important. Regardless of whether you plan to attend the meeting, it is important that your shares be voted. Accordingly, we ask that you vote your shares as soon as possible using one of three convenient methods: over the phone, over the Internet or by signing and returning your proxy card in the envelope provided. If you plan to attend the meeting, please mark the appropriate box on the proxy.

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:

The Notice, Proxy Card, Proxy Statement, Annual Report and Summary Annual Report are available at www.proxyvote.com.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy - LIBERTY GLOBAL, INC.	SERIES A AND SERIES B COMMON STOCK

ANNUAL MEETING OF STOCKHOLDERS - JUNE 12, 2008

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Liberty Global, Inc. hereby appoints Elizabeth M. Markowski and Bernard G. Dvorak, with power to act without the other and with the right of substitution in each, the proxies of the undersigned to vote all shares of Series A and Series B Common Stock of Liberty Global, Inc., held by the undersigned at the Annual Meeting of stockholders to be held on June 12, 2008, and at any adjournments thereof, with all the powers the undersigned would possess, if present in person. All previous proxies given with respect to the meeting are revoked.

IF NO DIRECTIONS ARE GIVEN, THE PROXIES WILL VOTE FOR THE ELECTION OF ALL LISTED NOMINEES AND IN ACCORD WITH THE DIRECTORS’ RECOMMENDATIONS ON THE AUDITORS RATIFICATION PROPOSAL. IN THE EVENT THAT ANY OTHER MATTER MAY PROPERLY COME BEFORE THE ANNUAL MEETING, OR ANY ADJOURNMENT THEREOF, THE PERSONS SET FORTH ABOVE ARE AUTHORIZED, AT THEIR DISCRETION, TO VOTE THE MATTER.

PLEASE SIGN ON THE OTHER SIDE AND RETURN PROMPTLY TO LIBERTY GLOBAL, INC., C/O BROADRIDGE, 51 MERCEDES WAY, EDGEWOOD, NY 11717. IF YOU DO NOT VOTE BY TELEPHONE OR INTERNET, OR SIGN AND RETURN A PROXY CARD, OR ATTEND THE ANNUAL MEETING AND VOTE BY BALLOT, YOUR SHARES CANNOT BE VOTED.

Address Changes:

(If you noted any Address Changes above, please mark corresponding box on the reverse side.)

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)